Exhibit 10.1

CREDIT AGREEMENT

dated as of

February 20, 2013

among

AMERICAN CAPITAL ACQUISITION CORPORATION

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

KEYBANK NATIONAL ASSOCIATION

as Syndication Agent

and

FIRST NIAGARA BANK, N.A.

as Documentation Agent

J.P. MORGAN SECURITIES LLC and KEYBANC CAPITAL MARKETS INC.

as Joint Bookrunners and Joint Lead Arrangers

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.01 – Permitted Tax Incentive Financing Transactions
Schedule 2.01 – Commitments
Schedule 3.11 – Acquisition Agreements with respect to Deferred Acquisition Payments
Schedule 3.15 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.08 – Transactions with Affiliates
Schedule 6.09 – Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Borrower’s Counsel
Exhibit C – List of Closing Documents
Exhibit D-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit D-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit D-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit D-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit E – Form of Pledge Agreement

CREDIT AGREEMENT (this “Agreement”) dated as of February 20, 2013 among AMERICAN CAPITAL ACQUISITION CORPORATION, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and FIRST NIAGARA BANK, N.A., as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACAI” means American Capital Acquisition Investments, Ltd., a Bermuda exempted company, and a Wholly Owned Subsidiary of the Borrower.

“ACAI Preferred Stock” means the Series A Preference Shares of ACAI, the terms of which are set forth in the Bylaws of ACAI, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“ACP Re Note” means, collectively, the certain promissory notes pursuant to which the Borrower owes ACP Re Ltd. the aggregate outstanding principal amount of $18,700,000 as of the Effective Date.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any Wholly Owned Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve (if any) required under GAAP to be established in respect thereof by the Borrower and its Subsidiaries.

“Acquisition Documents” means, with respect to any Permitted Acquisition, any acquisition agreement or purchase agreement entered into by the Borrower and/or any of its Subsidiaries in respect of such Permitted Acquisition and any other related agreements and instruments executed and delivered by the Borrower and/or any of its Subsidiaries in connection therewith.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent a pledge of the Equity Interests of such Foreign Subsidiary would cause a Deemed Dividend Problem.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $90,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“A.M. Best Company” means A.M. Best Company, Inc., and any successor thereto.

“America’s Health” means America’s Health Care/Rx Plan Agency, Inc., a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Amounts Available for Dividends” means (a) as of the end of the first, second and third fiscal quarters of any fiscal year of the Borrower, the maximum cash dividends available to the Borrower from its Regulated Insurance Companies on such date (without prior approval from any Applicable Insurance Regulatory Authority), calculated based on the dividends available for the then most recently ended Test Period but not to exceed the maximum cash dividends allowed by regulators without prior regulatory approval on any such date of determination, and (b) as of the end of the last fiscal quarter of any fiscal year of the Borrower, the maximum cash dividends available to the Borrower from its Regulated Insurance Companies as of the first day of the immediately succeeding fiscal year of the Borrower (without prior approval from any Applicable Insurance Regulatory Authority).

“AmTrust Financial” means AmTrust Financial Services, Inc., a Delaware corporation.

“AmTrust International” means Amtrust International Insurance, Ltd., a corporation organized under the laws of Bermuda.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (a) the insurance department or similar Governmental Authority located in the state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is domiciled or (ii) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Borrower or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio applicable on such date:

	Consolidated Leverage Ratio:	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 0.07 to 1.00	2.00%	1.00%	0.25%
Category 2:	> 0.07 to 1.00 but < 0.14 to 1.00	2.25%	1.25%	0.30%
Category 3:	> 0.14 to 1.00	2.50%	1.50%	0.35%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 3 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 3 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means any Disposition or series of related Dispositions to any Person (other than the Borrower and its Subsidiaries); provided, however, that an Asset Sale shall not include the following: (a) any Disposition permitted pursuant to Section 6.05(a) or Section 6.05(b) (excluding any such sales by operations or divisions discontinued or to be discontinued); (b) any sale or other disposition of cash and Eligible Investments; provided, that, in the case of Eligible Investments, (x) investments in such Eligible Investments were permitted by Section 6.04(b) and (y) such sale or disposition is made solely for and in connection with the Borrower’s investment portfolio and in accordance with the Investment Policy of the Borrower; and (c) any sale by the Borrower of its own Equity Interests. For avoidance of doubt, but without limiting the definition of Asset Sale in any manner, any of the following shall be deemed to be an “Asset Sale”: (i) any Disposition of any Equity Interest of any Subsidiary; (ii) any Disposition of any assets constituting a business, business unit or division of, or all or substantially all of the business or property of any Person; and (iii) any Disposition of any Equity Interest of any Person (other than any Subsidiary) so long as such Equity Interests were not owned by the Borrower or any of its Subsidiaries solely for investment purposes for the Borrower’s or such Subsidiary’s investment portfolio in accordance with the Borrower’s or such Subsidiary’s Investment Policy, as applicable.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means American Capital Acquisition Corporation, a Delaware corporation.

“Borrower Preferred Stock” means the Preferred Stock of the Borrower, $0.01 par value per share, the terms of which are set forth in the Amended and Restated Certificate of Incorporation of the Borrower, filed with the State of Delaware Secretary of State on November 24, 2009, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (excluding all obligations under operating leases required by the Financial Accounting Standards Board to be classified or accounted for as capital leases), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” means each of Distributors Insurance Company PCC, Professional Services Captive Corporation IC, AIBD Insurance Company IC and any other Subsidiary that is regulated by the captive bureau (or its equivalent) of an Applicable Insurance Regulatory Authority.

“Cash Loss Reserve Portion” means, with respect to the Acquisition Consideration paid in respect of any Person acquired pursuant to a Permitted Acquisition, the portion of such Acquisition Consideration equal to the Equalization Reserves of such Person. As used herein, “Equalization Reserves” means the catastrophe reserves (in excess of otherwise required reserves) maintained by an insurance company to prevent cash flow depletion in the event of a significant unanticipated catastrophic event.

“Change in Control” shall be deemed to have occurred if:

(a) one or more of the Permitted Holders (collectively) cease to own and control, or to have the power to vote or direct the voting of, Voting Stock of the Borrower representing more than 65% of the voting power of the total outstanding Voting Stock of the Borrower; or

(b) one or more of the Permitted Holders (collectively) cease to own and control Equity Interests representing more than 65% of the total economic interests of the Equity Interests of the Borrower; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Borrower representing more than 25% of the voting power of the total outstanding Voting Stock of the Borrower; or

(d) any Person who is trustee of the GRAT as of the Effective Date ceases to be a trustee of the GRAT at any time after the Effective Date other than pursuant to the terms of the GRAT’s Trust Agreement.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) the Amounts Available for Dividends on such date ended plus (ii) without duplication, the aggregate amount of all after-tax management fees paid to the Borrower or GMAC Insurance Management Corporation (so long as GMAC Insurance Management Corporation is a direct Wholly Owned Subsidiary of the Borrower) by any of the Borrower’s Subsidiaries or Affiliates during the Test Period then ended to (b) the sum of (i) the aggregate amount of all regularly scheduled principal payments on all Indebtedness of the Borrower and its Subsidiaries for the next succeeding four fiscal quarters of the Borrower (it being understood and agreed that the scheduled payment of all amounts owing under this Agreement on the Maturity Date shall not be deemed a regularly scheduled principal payment for purposes of calculating the Consolidated Fixed Charge Coverage Ratio), plus (ii) the Consolidated Interest Expense for the Test Period then ended, plus (iii) an amount equal to 33.3% of the total Revolving Credit Exposures as of the last day of the Test Period then ended plus (iv) all Consolidated Shareholder Distributions permitted under Section 6.07 and made during the Test Period then ended. Consolidated Fixed Charge Coverage Ratio shall be further calculated in accordance with Section 6.14(g).

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense shall be further calculated in accordance with Section 6.14(g).

“Consolidated Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Total Capitalization.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for such period as such amount would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Shareholder Distributions” means all payments, dividends or distributions (a) made by the Borrower to any holder of the Equity Interests of the Borrower and (b) made by any Subsidiary to any holder (other than the Borrower and any Subsidiary) of the Equity Interests of such Subsidiary.

“Consolidated Surplus” means, at any date of determination, “surplus as regards to policyholders” (calculated in accordance with SAP) of the Borrower and its Subsidiaries, on a consolidated basis.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (i) the principal amount of all outstanding Consolidated Total Debt and (ii) Consolidated Net Worth at such time.

“Consolidated Total Debt” means, at any date of determination, all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, less the sum of the following: (i) the aggregate principal amount outstanding in respect of the Borrower’s and the Regulated Insurance Companies’ obligations to repurchase securities pursuant to Repurchase Agreements and (ii) the aggregate amount of the Repurchase Liability of the Borrower and the Regulated Insurance Companies. Notwithstanding the foregoing, (i) Indebtedness in respect of letters of credit shall not be included in the determination of Consolidated Total Debt to the extent any such letter of credit is undrawn at the date of determination and (ii) FHLB Loans shall not be included in the determination of Consolidated Total Debt to the extent the proceeds of such FHLB Loans are used to finance the purchase by the Borrower or any Regulated Insurance Company of bonds or similar debt instruments with maturities equal to the maturity of any such FHLB Loans.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to such term in Section 3.20.

“Controlled Charitable Foundations” means, with respect to any individual, charitable foundations that are controlled by such individual.

“Controlled Entities” means, with respect to any Family Trust, the corporations, limited liability companies, trusts, partnerships or other similar entities that are assets of such Family Trust and are controlled by such Family Trust.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deferred Acquisition Payment” means any payment in respect of any obligation of the Borrower or a Wholly Owned Subsidiary, whether fixed or contingent, including obligations in respect of deferred purchase price, earn-outs or other contingent payments (whether based on revenue or otherwise), arising under any Acquisition Document entered into after the Effective Date in connection with any Permitted Acquisition, which payment is payable to the seller or sellers thereof following the closing of such Permitted Acquisition.

“Disposition” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, notes and accounts receivable and the Equity Interests of the Borrower’s Subsidiaries.

“Documentation Agent” means First Niagara Bank, N.A. in its capacity as a documentation agent for the credit facility evidenced by this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower other than a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Investments” means (a) Permitted Investments, (b) investments in debt and/or equity securities, (c) investments in loan portfolios, (d) investments in derivatives and other financial instruments and (e) Repurchase Agreements.

“Embargoed Person” has the meaning assigned to such term in Section 3.19.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance Proceeds” means any cash received by the Borrower after the Effective Date from any contributions made to the Equity Interests of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any payment made by the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income, in each case, (i) imposed by the United States of America or any state or political subdivision thereof, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.19.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 18, 2011, by and between the Borrower and JPMorgan Chase Bank, N.A., as lender, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Extended Letter of Credit” has the meaning assigned to such term in Section 2.06(c).

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual or a Family Member of such individual serves as trustee or in a similar capacity and has sole control.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FHLB” means one or more of the Federal Home Loan Banks regulated by the Federal Housing Finance Agency.

“FHLB Loan” means any loan or advance made by the FHLB to the Borrower or any Regulated Insurance Company.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.19.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is organized under the laws of any jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles in the United States of America.

“GMAC Acquisition Agreement” means the Securities Purchase Agreement, dated as of October 16, 2009, by and among the Borrower, the GMAC Sellers, and GMAC Inc., a Delaware Corporation, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“GMAC Seller Obligations” means all unsecured obligations, liabilities and indebtedness of the Borrower to the GMAC Sellers under the GMAC Acquisition Agreement.

“GMAC Sellers” means, collectively, (i) Motors Insurance Corporation, a Michigan property and casualty company and (ii) GMAC Insurance Holdings Inc., a Delaware corporation.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GRAT” means the Michael Karfunkel 2005 GRAT, a trust formed under the laws of the State of New York pursuant to an Agreement dated June 28, 2005, between Michael Karfunkel, as grantor, and Michael Karfunkel and Leah Karfunkel, as initial Trustees (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Trust Agreement”), and any Family Trust into which the property of the GRAT may pass pursuant to the Trust Agreement. As of the Effective Date, Leah Karfunkel is the sole trustee.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Insurance Products. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Statutory Statements” has the meaning assigned to such term in Section 3.04(b).

“Immaterial Subsidiary” means a Subsidiary that is not a Material Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations and synthetic lease obligations of such Person; (h) all Swap Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) the redemption price of all redeemable preferred stock of such Person (but not accrued dividends on any preferred stock), but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date; and (k) all Guarantees by such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; provided, that the term Indebtedness shall not include any amounts arising under, or owed with respect to, Insurance Products. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Insurance Business” means one or more aspects of the business of issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.

“Insurance Licenses” has the meaning assigned to such term in Section 3.16.

“Insurance Model Act” means the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC, as amended from time to time.

“Insurance Products” means any product provided by an insurer or service contract provider in its insurance or warranty business whereby such insurer or service contract provider undertakes to pay or indemnify another as to loss from certain specified contingencies or perils called “risks” or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies or to act as a surety, including, without limitation, reinsurance agreements, reinsurance treaties, reinsurance pools, property and casualty insurance products, accident and health insurance products, life insurance products, surety bonds, specialty risk insurance programs, warranty programs, insurance loss portfolio transfers and any other insurance or reinsurance product related to the acceptance of risk or commitment to pay or indemnify another for specific types of losses.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Policy” means, with respect to any Person, the investment policy of such Person as in effect from time to time, which investment policy (i) has been approved by such Person’s Board of Directors and (ii) sets forth the types of investments that such Person may make, which investments shall be in compliance with all Requirements of Law, including applicable requirements of the Applicable Insurance Regulatory Authority.

“Investments” has the meaning assigned to such term in Section 6.04.

“IPO” means, with respect to any Person, the first underwritten public offering by such Person of its Equity Interests after the Effective Date pursuant to a registration statement that has been declared effective by the SEC.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate so long as such Affiliate expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Issuing Bank.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means $10,000,000.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any such successor or substitute page), the “LIBO Rate” shall be determined by reference to such other publicly available service for displaying interest rates for Dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the

London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Pledge Agreements, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 20, 2016.

“Material Subsidiary” means, at any date of determination, (i) a Subsidiary that has a Subsidiary Net Worth equal to or greater than $7,500,000 or (ii) a Subsidiary designated by the Borrower in writing to the Administrative Agent as a Material Subsidiary.

“Michael Karfunkel” means Michael Karfunkel, an individual.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“National Health Insurance Company” means National Health Insurance Company, a Texas corporation and a Subsidiary of the Borrower.

“Net Worth” means, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding the effects of Financial Accounting Statement No. 115.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means (a) all obligations of the Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents and (c) all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any of its Wholly Owned Subsidiaries of (i) all or substantially all of the property of any Person, or (ii) any line of business, business unit or division of any Person or (iii) the Equity Interests of any Person that becomes a Subsidiary, if each of the following conditions is met:

(i) in the case of the acquisition of Equity Interests of such Person, upon the consummation thereof, all of such Equity Interests acquired or otherwise issued by such Person or any newly-formed Wholly Owned Subsidiary of the Borrower in connection with such acquisition shall be wholly owned directly by the Borrower or by one or more Wholly Owned Subsidiaries;

(ii) in the case of the acquisition of (x) all or substantially all of the property of any Person or (y) any line of business, business unit or division of any Person, in each case, upon the consummation thereof, such property, business, business unit or division, as the case may be, shall be wholly owned directly by the Borrower or by one or more Wholly Owned Subsidiaries;

(iii) no Default then exists or would result therefrom;

(iv) after giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with (A) Sections 6.14(a) as of the date of the consummation of such acquisition, (B) Section 6.14(b) as of the date of the consummation of such acquisition, (C) Section 6.14(c) as of the end of the Test Period most recently ended, (D) Section 6.14(d) as of the date of the consummation of such acquisition and (E) Section 6.14(e) as of the end of the fiscal year of the Borrower most recently ended (in each case, to the extent applicable, as determined in accordance with Section 6.14(g));

(v) neither the Borrower nor any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by the Borrower or any other Subsidiary hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition;

(vi) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.10, the property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Encumbrances and the property to be acquired is to be used in a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.10;

(vii) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(viii) if such acquisition is an acquisition of the Equity Interest of a Person (or any newly-created or acquired Wholly Owned Subsidiary), the Borrower shall have executed and delivered, or caused to be executed and delivered, to the Administrative Agent such documents and instruments, and shall have taken (or cause to be taken) such actions as, required pursuant to, and complied with the requirements set forth in, Section 5.11 (subject to the time periods provided in Section 5.11);

(ix) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(x) the Borrower shall have provided the Administrative Agent with financial statements of the Person or business to be acquired and all such other information, data, documents and agreements (including any acquisition agreement or purchase agreements) relating to such transaction as may be reasonably requested by the Administrative Agent; and

(xi) at least 10 Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Encumbrances” means:

(a) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d) Liens given in lieu of surety, stay or appeal bonds or deposits required by law or any governmental regulations, court order or judgment as a condition to the transaction of business or the exercise of any right, privilege or license;

(e) Liens securing judgments not constituting an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens granted in the ordinary course of business and consistent with past practices on invested assets pursuant to trust, withheld balances or other security arrangements in connection with (i) reinsurance policies entered into in the ordinary course of business or (ii) regulatory requirements;

(h) Liens granted or arising in the ordinary course of business under or in connection with Insurance Products; and

(i) Liens created by the Borrower or any Subsidiary in the ordinary course of business over deposits or investments pursuant to statutory or regulatory requirements of any Applicable Insurance Regulatory Authority as a condition to obtaining or maintaining any licenses issued by it or to satisfy regulatory capital or other financial responsibility requirements.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means, collectively, (a) the GRAT, (b) Michael Karfunkel, and his Permitted Related Persons, (c) Leah Karfunkel, and her Permitted Related Persons and (d) AmTrust Financial or one or more of its Wholly Owned Subsidiaries.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), in each case maturing within one year from the date of acquisition thereof.

“Permitted Related Persons” means, with respect to any individual, (a) the Family Members of such individual, (b) the Family Trusts of such individual and the Controlled Entities of such Family Trusts and (c) the Controlled Charitable Foundations of such individual.

“Permitted Tax Incentive Financing Transactions” means the transactions described on Schedule 1.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means that certain Pledge Agreement substantially in the form of Exhibit E (including any and all supplements thereto) and executed by the Borrower and its Subsidiaries party thereto, and, in the case of any pledge of Equity Interests of a Foreign Subsidiary, any other pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 5.11 in favor of the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity” means all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Secured Parties, under the Pledge Agreements.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any such assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such assets by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulated Insurance Company” means any Subsidiary of the Borrower that is an authorized or admitted insurance carrier that transacts Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority, but excluding each Captive Insurance Subsidiary.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reliant” means Reliant Financial Group, LLC, an Oregon limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Reliant Deferred Acquisition Payment” means the deferred acquisition payment owed by GMAC Insurance Management Company to the former owner of Reliant, in the amount of $700,000.

“Reliant Indebtedness” means all Indebtedness of Reliant to Access Plans, Inc. (“Access”) in respect of the deferred portion of the purchase price paid by Reliant to Access in connection with the acquisition by Reliant from Access of 100% of the Equity Interests of America’s Health.

“Repurchase Agreement” means a repurchase agreement entered into by the Borrower or any Subsidiary from time to time pursuant to which the Borrower or such Subsidiary shall have sold securities to a third party and has agreed to repurchase such security at a specified time in the future; provided, that such repurchase agreement shall have been entered into by the Borrower or such Subsidiary solely in connection with the Borrower’s or such Subsidiary’s investment portfolio and in accordance with the Investment Policy of the Borrower or such Subsidiary, as applicable.

“Repurchase Liability” means, at any date of determination, the aggregate liability of the Borrower and each Subsidiary to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).

“Repurchase Transaction” means a repurchase transaction in which the Borrower or a Subsidiary borrows a security and delivers it to a purchaser and at a later date, the Borrower or such Subsidiary purchases the identical security in the market to replace the borrowed security; provided, that such transaction shall have been entered into by the Borrower or such Subsidiary solely in connection with the Borrower’s or such Subsidiary’s investment portfolio and in accordance with the Investment Policy of the Borrower or such Subsidiary, as applicable.

“Required Lenders” means, subject to Section 2.20(b), at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest or other equity interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest or other equity interest, or on account of any return of capital to any of such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such Equity Interest or other equity interests, (b) any payment on or in respect of the Borrower Preferred Stock, (c) any payment on or in respect of the ACAI Preferred Stock and (d) any Deferred Acquisition Payments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Rule 144A Offering” means, with respect to any Person, an offering of such Person’s Equity Interests pursuant to Rule 144A promulgated by the SEC under the Securities Act of 1933, as amended.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SAP” means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Section 6.14, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such

Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Specified Life Settlement Subsidiaries” means, collectively, (a) Tiger Capital, LLC and AMT Capital Alpha, LLC, each a Subsidiary of ACAI and (b) each direct or indirect Wholly Owned Subsidiary of ACAI, GMACI Re Limited or GMACI Holdings BM established after the Effective Date for the purpose of engaging in the life settlement business and any businesses substantially related thereto or incidental thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Applicable Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Strategic Investment” means (i) Investments by the Borrower or any Subsidiary in less than 50% of the Equity Interests of a Person and (ii) loans or advances by the Borrower or any Subsidiary to a Person, in the case of each of (i) and (ii), that is engaged in a business of the type in which the Borrower and its Subsidiaries are permitted to engage under Section 6.10 and with which the Borrower or such Subsidiary has an arms’-length written agreement for the provision by such Person of services, goods or other assets useful in the Borrower’s or any Subsidiary’s business.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Net Worth” means with respect to any Subsidiary, at any time, an amount equal to (without duplication) (i) the aggregate book value of the total assets of such Subsidiary (excluding all intangible assets) minus (ii) the total liabilities of such Subsidiary (including, but not limited to, estimated taxes on asset appreciation and any reserves or offsets against assets), all as determined in accordance with GAAP.

“Substantial Portion” means, with respect to the assets of the Borrower and its Subsidiaries, assets which (a) represent more than 10% of the consolidated assets of the Borrower and its Subsidiaries as reflected in the consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2011, or (b) are responsible for generating more than 10% of the consolidated net revenues or of the Consolidated Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Swap Agreement” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Swap Obligations” means obligations under or with respect to Swap Agreements.

“Syndication Agent” means KeyBank National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended.

“Threshold Amount” means $6,000,000.

“Trading with the Enemy Act” has the meaning assigned to such term in Section 3.19.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Regulated Insurance Company” means a Regulated Insurance Company organized under the laws of a jurisdiction within the United States.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Material Domestic Subsidiary” means any Wholly Owned Domestic Subsidiary that is a Material Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP; SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving

Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $2,500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Intentionally Omitted.

SECTION 2.05 Intentionally Omitted.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed the LC Sublimit and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit which is issued in the final year prior to the Maturity Date may have an expiry date which is no later than the date which is one year after the Maturity Date if cash collateralized as contemplated by Section 2.06(j) below (each such Letter of Credit, an “Extended Letter of Credit”).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit (including, for the avoidance of doubt, a Letter of Credit issued in support of any Subsidiary’s obligations), the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the amount of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay in Dollars to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatismutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC

Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (y) the Borrower requests the issuance of an Extended Letter of Credit, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure in respect of the Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x) as of such date plus any accrued and unpaid interest thereon); provided that the obligation to deposit such cash collateral shall (1) in the case of an Extended Letter of Credit, be required by no later than the date of issuance, renewal or extension of such Extended Letter of Credit and (2) become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage.

The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures would exceed the Aggregate Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be primafacie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the Aggregate Commitment, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Credit Exposures to be less than or equal to the Aggregate Commitment.

SECTION 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other rate as is mutually agreed upon by the Borrower and the Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant).

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant).

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss and any reasonable cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d)

shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit D (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes the Issuing Bank.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto, pursuant to instructions provided to the Borrower by such Person. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. Notwithstanding the foregoing, any proceeds of Pledged Equity received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (B) no Default has occurred and is continuing;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with

Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require, on the part of the Borrower, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority having applicability to the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created under the Pledge Agreements.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, reported on by BDO USA, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2012 (other than a statement of stockholders equity), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The Borrower has heretofore furnished to the Lenders copies of the annual Statutory Statements of each U.S. Regulated Insurance Company as of December 31, 2011 and 2010, and for the fiscal years then ended, each as filed with the Applicable Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”); provided, that the Statutory Statement of a U.S. Regulated Insurance Company shall not be required to be delivered for any year that such U.S. Regulated Insurance Company was not a Subsidiary of the Borrower. The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the relevant quarterly statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance with the applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective U.S. Regulated Insurance Companies covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Regulated Insurance Companies covered thereby for the respective periods then ended.

(c) Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of the Borrower or of any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(d) Since December 31, 2011, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05 Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that are not reasonably expected to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of the Agreement or any of the other Loan Documents, or of any action to be taken by the Borrower pursuant to this Agreement or any of the other Loan Documents.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and orders of any Governmental Authority, in each case, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no tax sharing agreements or similar arrangements (including tax indemnity arrangements) with respect to or involving the Borrower or any of its Subsidiaries, other than tax sharing agreements between the Borrower and its Subsidiaries.

SECTION 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, the Borrower and its Subsidiaries and their ERISA Affiliates (i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

(b) Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.11 Disclosure; Deferred Acquisition Payments. (a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written information, reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) Schedule 3.11 (which schedule may be updated from time to time by the Borrower after the Effective Date by delivery of an updated Schedule 3.11 certified by a Responsible Officer of the Borrower) accurately and completely lists all acquisition agreements pursuant to which the Borrower and its Subsidiaries has an obligation to make Deferred Acquisition Payments.

SECTION 3.12 Federal Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations T, U or X of the Board as now and from time to time hereafter in effect. No part of the proceeds of the Loan hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board.

SECTION 3.13 General Insurance. The properties of the Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

SECTION 3.14 Seniority. The Obligations are, and will be, superior and senior in right of payment to any Indebtedness of the Borrower to any of its Subsidiaries (including, without limitation, any obligations to make Deferred Acquisition Payments).

SECTION 3.15 Corporate Structure; Subsidiaries. (a) Set forth on Part A of Schedule 3.15 is a complete list of each Person holding direct ownership interests in the Borrower, together with, for each such Person, the percentage ownership of the Borrower represented by such ownership interests. Set forth on Part B of Schedule 3.15 is a complete and correct list of (i) all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (A) the jurisdiction of organization of such Subsidiary, (B) each Person holding direct ownership interests in such Subsidiary and (C) percentage ownership of such Subsidiary represented by such ownership interests. Except as set forth on Schedule 3.15, each of the Borrower and its Subsidiaries owns, free and clear of Liens, other than Liens created under the Pledge Agreements, and has the unencumbered right to vote, all the outstanding ownership interests in each Person shown to be held by it on Schedule 3.15. All Equity Interests of each Subsidiary of the Borrower are duly and validly issued and are fully paid and non-assessable.

(b) As of the Effective Date, there are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Loan Documents, (ii) prohibitions or restrictions existing under or by reason of applicable Requirements of Law, (iii) prohibitions or restrictions existing under or by reason of the documents evidencing the Permitted Tax Incentive Financing Transactions; and (iv) other prohibitions or restrictions which, either individually or in the aggregate, have not had, or could not reasonably be expected to have, Material Adverse Effect.

SECTION 3.16 Insurance Licenses. Each Regulated Insurance Company holds all licenses (including licenses or certificates of authority from Applicable Insurance Regulatory authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”). There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) to the knowledge of the Borrower, no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under clauses (i), (ii) and (iii) above and either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.17 Insurance Business. All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the period for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.18 Use of Proceeds. The proceeds of the Loans will be used only to repay certain of the GMAC Seller Obligations on or about the Effective Date, to finance acquisitions permitted under this Agreement and the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 3.19 Embargoed Persons. (a) None of the Borrower’s or its Subsidiaries’ assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act), if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Loan would be in violation of law; (c) the Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither the Borrower nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true under this Section 3.19, the Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

SECTION 3.20 PATRIOT Act. (a) Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Controlled Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; or (iii) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

SECTION 3.21 Rights in Pledged Equity; Priority of Liens.

(a) The Borrower and each Subsidiary party to a Pledge Agreement is the legal and beneficial owner of the Pledged Equity granted by it under the Pledge Agreements to which it is a party, free and clear of any and all Liens except for the Liens created or expressly permitted under the Loan Documents.

(b) The Pledge Agreements, once executed and delivered, will create in favor of the Administrative Agent legal, valid and enforceable Liens on the Pledged Equity, securing the payment of the Obligations, subject to no Liens other than the Liens created by the Pledge Agreements.

(c) Upon (i) the proper filing of UCC financing statements or the filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authority (including payment of applicable filing or recording fees or taxes), and (ii) the taking of possession or control by the Administrative Agent of any of the Pledged Equity with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Pledge Agreement), the Liens created pursuant to the Pledge Agreements in favor of the Administrative Agent shall constitute legal, valid and enforceable perfected first priority Liens on the Pledged Equity, subject to no Liens other than the Liens created by the Pledge Agreements.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Thompson Hine LLP, counsel for the Borrower and the Domestic Subsidiaries party to the Pledge Agreements entered into as of the Effective Date, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for the quarterly period ended September 30, 2012 and (iii) satisfactory financial statement projections through and including the Borrower’s 2015 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d) The Regulated Insurance Companies, as a group, shall have an A.M. Best Company financial strength rating of at least “A-”.

(e) The Administrative Agent shall have received evidence satisfactory to it that the ACP Re Note (i) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date and (ii) is subordinated to payment of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit C and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act (as defined below).

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(h) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries (including all insurance and other regulatory compliance) have been obtained and are in full force and effect.

(i) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. Furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet, unaudited consolidating balance sheet and related audited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated and consolidating balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated (and, in the case of the balance sheet, consolidating) basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificate. Concurrently with any delivery of financial statements under Sections 5.01(a) and 5.01(b), a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred, or if any Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14(a), (b), (c), (d) and (e) as at the end of such fiscal year or quarter, as the case may be, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) certifying that the Regulated Insurance Companies have maintained adequate reserves and (v) providing a breakdown of Indebtedness set forth in such financial statements, including an explanation of material changes thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials and documents filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, or to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be.

(e) Reports to Debt Holders. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other subsection of this Section 5.01.

(f) Management Letters. Promptly after the receipt thereof by the Borrower, a copy of any “management letter” received by the Borrower from its certified public accountants and the management’s responses thereto.

(g) Insurance Reports and Filings.

(i) By no later than the following dates, a copy of each Statutory Statement filed, or required to be filed, by each Regulated Insurance Company:

(A) in the case of annual Statutory Statements, (1) upon the earlier of (x) fifteen (15) days after the regulatory filing date or (y) ninety (90) days after the close of each fiscal year of such Regulated Insurance Company, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP and (2) no later than each June 15, copies of such Statutory Statements audited and certified by independent certified public accountants of recognized national standing.

(B) in the case of quarterly Statutory Statements, upon the earlier of (x) ten (10) days after the regulatory filing date or (y) sixty (60) days after the close of each of the first three (3) fiscal quarters of each fiscal year of such Regulated Insurance Company, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP.

(ii) Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (A) each registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings and other ordinary course immaterial communications, (B) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (C) all information which the Lenders may from time to time reasonably request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (D) each report, order, direction, instruction, approval, authorization, license or other notice which the Borrower or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, in each of (A) through (D) that is material to the Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the board of directors of the Borrower, a duly authorized committee thereof or a Responsible Officer of the Borrower.

(iii) Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.

(h) Rating Information. Promptly after A.M. Best Company shall have announced a downgrade in the financial strength rating of any Regulated Insurance Company, written notice of such rating change.

(i) Other Information. Promptly following any request therefor, such other information or existing documents regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement (including any information required under the Act), as the Lenders may reasonably request from time to time.

Documents required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, if the Administrative Agent requests, in writing, the Borrower deliver such paper copies, until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate of a Financial Officer required by Section 5.01(c) to the Administrative Agent.

SECTION 5.02 Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or, to the knowledge of the Borrower, any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any arbitrator or Governmental Authority (i) against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) (x) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; and (y) that any contribution in excess of the Threshold Amount required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Borrower or any Subsidiary of the Borrower may incur any liability in excess of the Threshold Amount pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 or Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving the Borrower or any Subsidiary in accordance with Section 6.03 or Section 6.05; (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Obligations and Taxes.

(a) Obligation. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Lien permitted under Section 6.02 upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted, (ii) the Borrower or its Subsidiary, as the case may be, shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.05 Insurance. Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and/or SAP, as applicable, and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.

(b) The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent (or if an Event of Default is continuing, any Lender) and any representatives or independent contractors designated by the Administrative Agent or such Lender, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss affairs, finances, accounts and condition of the Borrower or any Subsidiary with the officers thereof and advisors therefor (including independent accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default exists, the Borrower shall only be required to pay for one (1) such visit by the Administrative Agent and its representatives and independent contractors per fiscal year of the Borrower and provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of its representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding the foregoing, the Borrower may place reasonable limits on access to information which is proprietary or constitutes trade secrets and need not disclose any information if such disclosure would be prohibited by a confidentiality agreement entered into by the Borrower on an arm’s length basis and in good faith.

SECTION 5.07 Compliance with Laws. Comply with all Requirements of Law and decrees and orders of any Governmental Authority applicable to it or its property (including, without limitation, the Act), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loan only for the purposes set forth in Section 3.18 and not in contravention of any Requirements of Law or of any Loan Document.

SECTION 5.09 Further Assurances. The Borrower shall promptly and duly execute and deliver to the Lenders such documents and assurances and take such further action as the Lenders may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and the other Loan Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Lenders pursuant to this Agreement and the other Loan Documents.

SECTION 5.10 Financial Strength Ratings. The Borrower shall ensure that each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole, has in effect, at all times (except to the extent such Regulated Insurance Company no longer exists as a result of a transaction expressly permitted by Section 6.03 or Section 6.05), a current financial strength rating of no less than “A-” from A.M. Best Company, if such Regulated Insurance Company is rated; provided that the requirements of this Section 5.10 shall apply to the Regulated Insurance Companies, as a group, to the extent the Regulated Insurance Companies are rated as a group (and not individually) by A.M. Best Company.

SECTION 5.11 Covenant to Give Security. The Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of (i) each Regulated Insurance Company and (ii) each Material Subsidiary that is either a Domestic Subsidiary or a First Tier Foreign Subsidiary, in each case to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Pledge Agreements or such other pledge documents as the Administrative Agent shall reasonably request; provided that no such pledge of the Equity Interests of any such First Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law. Notwithstanding the foregoing, the parties hereto acknowledge and agree that no Pledge Agreement in respect of the pledge of Equity Interests of a Material Subsidiary which is a First Tier Foreign Subsidiary shall be required until the date that is sixty (60) days after the Effective Date (or such later date as is agreed to by the Administrative Agent in its reasonable discretion).

With respect to (i) any Person that becomes a Subsidiary after the Effective Date that is (x) a Regulated Insurance Company or (y) a Material Subsidiary or (ii) any existing Subsidiary that becomes a Regulated Insurance Company or a Material Subsidiary (any such Subsidiary referred to in clause (i) or clause (ii) immediately above shall be referred to herein as a “New Subsidiary”), then the Borrower shall, with respect to each such New Subsidiary that is a Regulated Insurance Company or Material Subsidiary that is a Domestic Subsidiary or a First Tier Foreign Subsidiary, as the case may be, at the Borrower’s sole expense, promptly (but in any event, (A) in the case of clause (i) immediately above, within thirty (30) days (or such longer period as the Administrative Agent shall agree in writing in its sole discretion) after such Person becomes a Subsidiary after the Effective Date and (B) in the case of clause (ii) immediately above, within thirty (30) days (in the case of a Domestic Subsidiary) or sixty (60) days (in the case of a Foreign Subsidiary) (or, in each case, such longer period as the Administrative Agent shall agree in writing in its sole discretion) after such Subsidiary becomes a Regulated Insurance Company or a Material Subsidiary, as the case may be), do the following:

(a) notify the Administrative Agent of such formation, creation or acquisition;

(b) if the Borrower or any Domestic Subsidiary shall be the direct holder and owner of the Equity Interests of such New Subsidiary, then the Borrower shall (or shall cause such Domestic Subsidiary to) execute and deliver to the Administrative Agent a Pledge Agreement in favor of the Administrative Agent for the benefit of the Secured Parties with respect to the Applicable Pledge Percentage of all of the outstanding Equity Interests of such New Subsidiary; provided that no such pledge of the Equity Interests of a First Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law;

(c) the Borrower shall deliver or cause to be delivered to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such New Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests;

(d) subject to Section 5.11(b) above, the Borrower shall (i) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such Pledge Agreement or such other documents, and take or cause to be taken, such actions, in each case as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien on the Equity Interests of such New Subsidiary subject to no Liens other than Liens created by the Pledge Agreements, and (ii) take all actions as the Administrative Agent shall deem necessary or advisable to cause such Lien to be duly perfected to the extent required by the relevant Pledge Agreement in accordance with all applicable Requirements of Law; and

(e) subject to Section 5.11(b) above, the Borrower shall take all such other actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, opinions and certificates, including those which are similar to those delivered on the Effective Date, as reasonably requested by Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will not, and the Borrower will not cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, except that the following shall be permitted:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c) Indebtedness in respect of Capital Lease Obligations and Purchase Money Obligations for fixed or capital assets within the limitations set forth in Section 6.02(d), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 6.01(c) shall not exceed $15,000,000 at any one time outstanding;

(d) Indebtedness of the Borrower or any Regulated Insurance Company under Swap Obligations to the extent permitted by Section 6.06;

(e) Indebtedness constituting Investments permitted by Section 6.04(d);

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(g) (i) Indebtedness resulting from the endorsements of instruments for deposit in the ordinary course of business, (ii) to the extent constituting Indebtedness, obligations in respect of purchasing card and credit card arrangements and (iii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, appeal bonds, surety bonds and similar obligations, in each case, incurred in the ordinary course of business;

(h) any repurchase obligations of the Borrower or any Regulated Insurance Company under any Repurchase Agreement and any Repurchase Liability of the Borrower or any Regulated Insurance Company; provided, however, that the aggregate amount of all such obligations and

Repurchase Liabilities permitted by this Section 6.01(h) shall not exceed $150,000,000 at any time outstanding;

(i) Indebtedness which represents an extension, refinancing or renewal of any of the Indebtedness described in Section 6.01(j), (k) or (l); provided that, (i) the aggregate principal amount of such Indebtedness is not greater than the aggregate principal amount of the Indebtedness so extended, refinanced or renewed, (ii) the interest rate of such Indebtedness is not higher than the interest rate of the Indebtedness so extended, refinanced or renewed (other than an increase of such interest rate to the then current market interest rate for such type of Indebtedness, as applicable), (iii) such Indebtedness may be secured by the Liens that secured the Indebtedness so extended, refinanced or renewed; provided such Liens do not extend to any additional property of the Borrower or any Subsidiary, (iv) no Subsidiary is required to become obligated with respect thereto unless previously obligated on such refinanced Indebtedness, (v) such Indebtedness does not result in a shortening of the maturity of the Indebtedness so extended, refinanced or renewed, (vi) the terms of any such Indebtedness are not less favorable to the obligor thereunder than the original terms of the Indebtedness so extended, refinanced or renewed and (vii) if the Indebtedness that is extended, refinanced or renewed was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the Indebtedness so extended, refinanced or renewed;

(j) Indebtedness of a Person that becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Effective Date in connection with a Permitted Acquisition, and any extensions, refinancings and renewals of such Indebtedness in accordance with Section 6.01(i); provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary), (iii) no Default or Event of Default has occurred and is continuing prior to the assumption of such Indebtedness or would arise after giving effect (including giving effect on a pro forma basis) thereto and (iv) the sum of the aggregate principal amount of Indebtedness permitted by this clause (j) and clause (k) below shall not exceed $20,000,000 at any time outstanding;

(k) unsecured Indebtedness in respect of obligations to make Deferred Acquisition Payments, and extensions, refinancings and renewals of such Indebtedness in accordance with Section 6.01(i); provided that the sum of the aggregate amount of Indebtedness permitted by this clause (k) and clause (j) above shall not exceed $20,000,000 at any time outstanding; provided further that, if the aggregate amount of all such obligations to make Deferred Acquisition Payments exceeds $10,000,000 at any one time, then such excess amount shall be subordinated to the Obligations on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent; provided, further, that any payments in respect of such Indebtedness shall be subject to Sections 6.07(b) and 6.13(a)(iv);

(l) in the case of Reliant, the Reliant Indebtedness and any extension, refinancing or renewal of any of such Reliant Indebtedness in accordance with Section 6.01(i); provided that (i) the aggregate principal amount of the Reliant Indebtedness shall not exceed $1,500,000 outstanding at any time, and (ii) any payments in respect of such Reliant Indebtedness shall be subject to Section 6.13(a)(iii);

(m) Indebtedness of ACAI with respect to the ACAI Preferred Stock;

(n) with respect to any Specified Life Settlement Subsidiary, any Indebtedness or obligations of such Specified Life Settlement Subsidiary; provided that neither the Borrower nor any

Subsidiary shall be liable, directly or indirectly, for any such Indebtedness or obligations or otherwise give security therefor;

(o) the Reliant Deferred Acquisition Payment;

(p) FHLB Loans incurred in the ordinary course of business and on customary terms and conditions; provided that the aggregate principal amount of Indebtedness permitted by this clause (p) shall not exceed $20,000,000 at any time outstanding;

(q) Guarantees by any Subsidiary of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary of the Borrower; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations; provided further that the aggregate principal amount of Guarantees permitted by this clause (q) shall not exceed $10,000,000 at any time outstanding; and

(r) other unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens under any Loan Documents;

(c) Liens on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and not contemplated by any of subsections (a) and (b) above of this Section 6.02 and set forth in Schedule 6.02; provided that (i) such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Liens shall secure only those obligations which it secures on the Effective Date and (iii) such Liens shall not be renewed, extended or spread in any way;

(d) Liens securing Indebtedness permitted under Section 6.01(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments; provided such Liens extend solely to the assets subject to such leases or consignments;

(f) Liens securing collateralized Repurchase Agreements constituting a borrowing of funds by the Borrower or any Regulated Insurance Company in the ordinary course of business for investment purposes in accordance with the Investment Policy of the Borrower or such Regulated Insurance Company, as applicable;

(g) Liens in favor of Access Plans, Inc., an Oklahoma corporation, granted by Reliant on the Equity Interests (and proceeds thereof) of America’s Health; provided that (i) such Liens secure only the Reliant Indebtedness permitted by Section 6.01(l), and (ii) such Liens do not attach to, encumber or spread to any other property or assets of the Borrower or any of its Subsidiaries;

(h) Liens existing on any property or asset of any Person that becomes a Subsidiary in accordance with the terms of this Agreement after the date hereof prior to the time such Person becomes a Subsidiary or Liens existing on any property or assets of any Person acquired in accordance with the terms of this Agreement after the date hereof prior to the time such property or assets are acquired; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary or such property or assets being acquired, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary or such property or assets are acquired, (iv) such Lien shall only secure only Indebtedness permitted by Section 6.01(j) and (v) the principal amount of Indebtedness secured by such Liens does not at any time exceed $5,000,000; and

(i) the Permitted Tax Incentive Financing Transactions.

SECTION 6.03 Fundamental Changes. Enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolutions), except that, so long as no Default exists or would result therefrom:

(a) any Wholly Owned Subsidiary or any other Person may merge or consolidate with or into the Borrower; provided that the Borrower is the surviving or continuing Person of such transaction;

(b) any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower; provided, however, that, if any Subsidiary party to such transaction is a Wholly Owned Subsidiary, the surviving or continuing Person of such transaction shall be a Wholly Owned Subsidiary; provided, further, that, if any Subsidiary party to such transaction is a Domestic Subsidiary of the Borrower, the surviving or continuing Person of such transaction shall be a Domestic Subsidiary;

(c) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that, in the case of a dissolution, liquidation or winding up of affairs of a Domestic Subsidiary, all of its assets, if any, and ongoing business are distributed or transferred to (i) the Borrower or (ii) any Wholly Owned Domestic Subsidiary; and

(d) any Person (other than the Borrower) may merge into any Subsidiary of the Borrower, provided that such Subsidiary of the Borrower is the surviving or continuing Person of such transaction.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, make or permit any capital contribution to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the business of, such Person (the foregoing is collectively referred to as “Investments”), except that the following shall be permitted:

(a) Investments existing on the Effective Date and identified on Schedule 6.04;

(b) Investments in Eligible Investments; provided that such Investments shall be made solely for investment purposes for the investment portfolio of the Borrower or any Subsidiary in accordance with the Investment Policy of the Borrower and in the ordinary course of business;

(c) advances to officers, directors and employees of the Borrower and any Subsidiaries of the Borrower in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) (i) Investments by the Borrower in any Wholly Owned Domestic Subsidiary (other than Investments made by the Borrower for the purposes set forth in Section 6.04(k)), (ii) Investments by any Subsidiary in any Wholly Owned Domestic Subsidiary, (iii) Investments by any Foreign Subsidiary in any other Foreign Subsidiary and (iv) Investments by GMAC Insurance Management Corporation in any Subsidiary in the ordinary course of business;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Guarantees by the Borrower of Capital Lease Obligations of any Subsidiary permitted by Section 6.01;

(g) mergers and acquisitions permitted by Section 6.03;

(h) Swap Obligations permitted by Section 6.06;

(i) Permitted Acquisitions by the Borrower or any Wholly Owned Subsidiary; provided that (x) the aggregate Acquisition Consideration (excluding the Cash Loss Reserve Portion thereof, if any) for all such Permitted Acquisitions made by the Borrower and/or its Wholly Owned Domestic Subsidiaries shall not exceed, in the aggregate, $50,000,000 in any fiscal year of the Borrower and (y) the aggregate Acquisition Consideration (excluding the Cash Loss Reserve Portion thereof, if any) for all such Permitted Acquisitions made by Wholly Owned Subsidiaries that are Foreign Subsidiaries shall not exceed, in the aggregate, $10,000,000 during the term of this Agreement; provided further that, to the extent any portion of the Acquisition Consideration paid in connection with any such Permitted Acquisitions is funded with any Equity Issuance Proceeds, such Acquisition Consideration shall be determined exclusive of such Equity Issuance Proceeds, so long as such Equity Issuance Proceeds are applied toward the payment of the applicable Acquisition Consideration substantially concurrently with the consummation of the transaction giving rise to such Equity Issuance Proceeds;

(j) Repurchase Agreements and Repurchase Transactions;

(k) so long as no Default has occurred and is continuing or would result from such Investment, Investments by the Borrower or any Subsidiary after the Effective Date in any Specified Life Settlement Subsidiary in the form of cash contributions or payments to enable the applicable Specified Life Settlement Subsidiary to acquire new life insurance policies or to pay life insurance premiums in respect of life insurance policies owned by such Specified Life Settlement Subsidiary; provided that (i) such cash contributions or payments are used by the applicable Specified Life Settlement Subsidiary to acquire new life insurance policies or to pay such life insurance premiums and (ii) the aggregate amount of all Investments made pursuant to this Section 6.04(k) since the Effective Date shall not exceed $20,000,000;

(l) Strategic Investments; provided, however, that the aggregate amount of all such Investments made pursuant to this Section 6.04(l) shall not exceed $25,000,000 during the term of this Agreement; and provided further that no single Strategic Investment (or series of related Strategic

Investments) in any single Person or its related or affiliated Persons shall be in an aggregate amount in excess of $10,000,000;

(m) Investments by the Borrower or any Regulated Insurance Company to the extent such Investments are required by the terms of the Borrower’s or such Regulated Insurance Company’s membership in the FHLB for purposes of incurring FHLB Loans;

(n) loans and advances made by the Borrower or any Wholly Owned Subsidiary after the Effective Date to agents, brokers, producers, insurance intermediaries, sub-producers, sales representatives and similar Persons with whom the Borrower or such Wholly Owned Subsidiary has business dealings in respect of the line of business in which the Borrower and such Wholly Owned Subsidiary is engaged, in the ordinary course of business and consistent with past practice of the Borrower; provided that, in no event shall the aggregate principal amount of all such loans and advances exceed $10,000,000 at any time outstanding; and

(o) the Permitted Tax Incentive Financing Transactions.

SECTION 6.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of used, worn out, obsolete or surplus property by the Borrower or any Subsidiary of the Borrower in the ordinary course of business that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of its business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions by any Subsidiary of all or any of its business, property or assets to the Borrower or any Wholly Owned Subsidiary;

(d) (i) mergers and acquisitions permitted by Section 6.03; and (ii) transfers or dispositions permitted by Section 6.03(c);

(e) licenses or sublicenses by the Borrower or any Subsidiary of intellectual property and general intangibles, including, without limitation, any proprietary software of the Borrower or any Subsidiary, and licenses, leases or subleases by the Borrower or any Subsidiary of other property, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Subsidiaries;

(f) any sale or other disposition of cash or Eligible Investments; provided, however, that, in the case of Eligible Investments, such sale or disposition shall be made solely for and in connection with the Borrower’s or any Subsidiary’s, as applicable, investment portfolio and in accordance with the Investment Policy of the Borrower or such Subsidiary, as applicable;

(g) ceding of insurance or reinsurance in the ordinary course of business;

(h) other Dispositions of any assets of the Borrower or any of its Subsidiaries not otherwise permitted pursuant to the foregoing in this Section 6.05; provided that (A) no Default then exists or would result therefrom and (B) such assets to be Disposed pursuant to this Section 6.05(h), together with all assets of the Borrower and its Subsidiaries previously Disposed pursuant to this Section 6.05(h), do not in the aggregate constitute a Substantial Portion of the assets of the Borrower and its Subsidiaries; and

(i) Dispositions of Investments made in compliance with Section 6.04; and

(j) any Specified Life Settlement Subsidiary may issue and sell any of its Equity Interest in connection with an IPO or a Rule 144A Offering of such Specified Life Settlement Subsidiary.

SECTION 6.06 Swap Agreements. Enter into any Swap Agreement, except for the following:

(a) Swap Agreements entered into by the Borrower or any Regulated Insurance Company from time to time in connection with the Borrower’s or such Regulated Insurance Company’s investment portfolio and in accordance with the Investment Policy of the Borrower or such Regulated Insurance Company, as applicable;

(b) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Regulated Insurance Company has actual exposure (other than those in respect of Equity Interests of the Borrower or any Regulated Insurance Companies); and

(c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Regulated Insurance Company.

SECTION 6.07 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) in respect of obligations of the Borrower to make Deferred Acquisition Payments, the Borrower may make such Deferred Acquisition Payments to the appropriate payee in respect thereof, so long as (i) no Default or Event of Default has occurred and is continuing or would result from such payments and (ii) such Deferred Acquisition Payments are permitted to be made under the subordination provisions, if any, applicable thereto;

(c) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(e) the Borrower and any Subsidiary may make any payment (even if such payment is in the form of a Restricted Payment) to the Borrower or another Subsidiary that is required to be made with respect to or in connection with the terms of any tax sharing, tax allocation or other similar tax arrangement or agreement entered into among the Borrower and its Wholly Owned Subsidiaries;

(f) ACAI may make payments on or in respect of the ACAI Preferred Stock; and

(g) the Borrower may make any Restricted Payment, including, without limitation, payments with respect to Borrower Preferred Stock, that is funded solely with Equity Issuance Proceeds.

SECTION 6.08 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the following shall be permitted:

(a) transactions with any of its Affiliates (other than transactions permitted by one or more of clauses (b) through (h) below) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or at such prices and on terms and conditions that are consistent with past practices;

(b) transactions may be entered into between or among the Borrower and its Subsidiaries not involving any other Affiliate of the Borrower to the extent such transaction is expressly permitted pursuant to this Agreement;

(c) transactions may be entered into between or among two or more Subsidiaries of the Borrower not involving any other Affiliate of the Borrower;

(d) any Restricted Payments permitted by Section 6.07;

(e) Investments permitted by Sections 6.04(d) and 6.04(i);

(f) any transactions permitted by Section 6.03;

(g) transactions existing on the Effective Date and described on Schedule 6.08 and any amendments thereto that are not materially adverse to the Lenders, as reasonably determined by the Board of Directors of the Borrower, a duly authorized committee thereof or any Responsible Officer of the Borrower; and

(h) the Permitted Tax Incentive Financing Transactions.

SECTION 6.09 Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by insurance law and related regulations or other law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions or conditions imposed by any tax sharing, tax allocation or similar tax arrangement or agreement entered into among the Borrower and its Subsidiaries and (vii) the foregoing shall not apply to restrictions or conditions imposed by the Permitted Tax Incentive Financing Transactions so long as such restrictions or conditions apply only to the property or assets securing such Indebtedness.

SECTION 6.10 Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date (which, for the avoidance of doubt, includes the Insurance Business and asset management activities) or any business related or incidental thereto; provided, however, that only the Specified Life Settlement Subsidiaries and ACAI (through the Specified Life Settlement Subsidiaries) shall be permitted to engage in the life settlement business or any businesses substantially related or incidental thereto.

SECTION 6.11 Accounting Changes; Fiscal Year. Make any change in (i) its accounting policies or financial reporting practices except as required or permitted by GAAP or SAP, as the case may be, in effect from time to time or (ii) its fiscal year.

SECTION 6.12 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.13 Prepayments, Etc. of Other Indebtedness; and Modifications of Certain Other Agreements. (a) Directly or indirectly make, or agree or offer to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except the following shall be permitted:

(i) payments of Indebtedness created under the Loan Documents;

(ii) payments of regularly scheduled interest and principal payments as and when due in respect of any other Indebtedness (other than (x) the ACP Re Note and (y) payments in respect of any Indebtedness prohibited by the subordination provisions thereof), provided that such Indebtedness is permitted by Section 6.01;

(iii) Reliant may make payments in respect of the Reliant Indebtedness permitted by Section 6.1(n), so long as no Default or Event of Default has occurred and is continuing or would result from such payments;

(iv) Deferred Acquisition Payments, if such payment is permitted by Section 6.07; and

(v) payment of the Reliant Deferred Acquisition Payment;

(b) Amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any agreement, document or instrument executed and delivered in connection with the ACP Re Note to the extent that any such amendment, modification or waiver would (i) permit the ACP Re Note to mature before, or require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date, (ii) allow the ACP Re Note to not be subordinated to payment of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent or (iii) be adverse in any material respect to the interests of the Lenders.

(c) Except as may be required by any Applicable Insurance Regulatory Authority, terminate, amend, waive or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Equity as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Equity to the Administrative Agent), other than any such amendments or modifications which are not adverse in any respect to the interest of the Lenders or which are required in connection with a transaction permitted by Section 6.03.

SECTION 6.14 Financial Covenants.

(a) Consolidated Net Worth. The Borrower will not permit the Consolidated Net Worth at any time to be less than the sum of (i) $365,000,000 plus (ii) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2012) for which such Consolidated Net Income is positive plus (iii) an amount equal to 50% of the aggregate amount of all cash proceeds from any issuance of any Equity Interests of the Borrower from the Effective Date to such date of determination.

(b) Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio at any time to exceed 0.30 to 1.00.

(c) Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower during any period set forth below to be less than 1.25 to 1.00.

(d) Risk-Based Capital. The Borrower will not permit “total adjusted capital” (within the meaning of the Insurance Model Act as of the Effective Date) of any of its existing or future U.S. Regulated Insurance Companies, in each case, as determined as of the end of each fiscal year, commencing with the fiscal year ending December 31, 2012, to be less than 200.0% of the applicable “Company Action Level RBC” (within the meaning of the Model Act) for such Regulated Insurance Company.

(e) Consolidated Surplus. The Borrower will not permit the Consolidated Surplus at any time to be less than the sum of (i) $275,000,000 and (ii) 50% of Consolidated Net Income of the Regulated Insurance Companies for each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2012) for which such Consolidated Net Income is positive.

(f) Minimum Rating. The Borrower will not permit or suffer the financial strength rating of each Regulated Insurance Company (other than National Health Insurance Company) by A.M. Best Company to be less than “A-” at any time to the extent such Regulated Insurance Company is rated by A.M. Best Company; provided that the requirements of this Section 6.14(f) shall apply to the Regulated Insurance Companies, as a group, to the extent the Regulated Insurance Companies are rated as a group (and not individually) by A.M. Best Company.

(g) Calculations. For purposes of determining compliance with the financial covenant set forth in Section 6.14(c), with respect to any Test Period during which a Permitted Acquisition or an Asset Sale has occurred: (a) the components of Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such Test Period on a Pro Forma Basis as if each such Permitted Acquisition had been consummated on the first day of such Test Period and as if each such Asset Sale had been consummated on the day immediately prior to the first day of such Test Period; and (b) Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any

Permitted Acquisitions and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.

SECTION 6.15 Limitation on Creation of Subsidiaries. After the Effective Date, establish, create or acquire any additional Subsidiaries without the prior written consent of the Administrative Agent; provided that, without such consent, the Borrower may: (i) establish or create one or more Wholly Owned Subsidiaries of the Borrower; and (ii) establish, create or acquire one or more Wholly Owned Subsidiaries in connection with an Investment permitted pursuant to Section 6.04, so long as, in each case with respect to clauses (i) and (ii) above in this Section 6.15, the Borrower complies with the provisions of Section 5.11, if applicable.

SECTION 6.16 Limitation on Creation of Immaterial Subsidiaries. The Borrower shall not at any time have Immaterial Subsidiaries whose aggregate Subsidiary Net Worth exceeds ten percent (10%) of Consolidated Net Worth.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.06(b) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) consecutive calendar days after the earlier of (i) actual knowledge of the Borrower of such default and (ii) notice thereof from the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subsection (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) there is entered against the Borrower or any Subsidiary thereof (A) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $6,000,000 (to the extent not covered by independent third-party insurance, has been notified of the potential claim and does not dispute coverage), or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and in case of either (A) or (B), (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(l) one or more ERISA Events or noncompliance with respect to Foreign Pension Plans shall have occurred that when taken together with all other such ERISA Events and noncompliance with respect to Foreign Pension Plans that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries and its ERISA Affiliates in an aggregate amount exceeding (i) the Threshold Amount in any year or (ii) the Threshold Amount for all periods;

(m) a Change in Control shall occur;

(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, shall cease to be in full force and effect; or the Borrower (or any Person by, through or on behalf of the Borrower), shall contest in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower shall deny that it has any or further liability or obligation under any provision of any Loan Document, or purport to revoke, terminate or rescind any provision of any Loan Document; or

(o) any security interest and Lien purported to be created by any Pledge Agreement shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Pledge Agreements (including a perfected first priority security interest in and Lien on the Pledged Equity covered thereby (except as otherwise expressly provided in such Pledge Agreements or in this Agreement)) in favor of the Administrative Agent, for the benefit of the Secured Parties, or shall be asserted by the Borrower or any Subsidiary not be a valid, perfect, first priority (except as otherwise expressly provided in this Agreement or such Pledge Agreements) security interest in or Lien on the Pledged Equity covered thereby;

(p) any one or more Insurance Licenses of the Borrower or any of its Regulated Insurance Companies shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(q) the Indebtedness under any obligations to make Deferred Acquisition Payments or any other subordinated Indebtedness of the Borrower or any Subsidiary constituting Material Indebtedness, in each case shall cease (or the Borrower or an Affiliate of the Borrower shall so assert), for any reason, to be (or shall be asserted by the Borrower or any Subsidiary not to be) validly subordinated to the Obligations as provided in agreements, if any, evidencing or relating to such subordinated Indebtedness or the Borrower or any Subsidiary shall have made a Deferred Acquisition Payment in violation of the subordination provisions governing such Deferred Acquisition Payment;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Pledged Equity or the existence of the Pledged Equity or (vi) or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor; provided, that no such consent of the Borrower shall be required in the event a Default or Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity as Administrative Agent, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform

Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Pledge Agreements to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Pledge Agreements. In the event that any Pledged Equity is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Pledged Equity in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Pledged Equity (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Pledged Equity pursuant hereto. Upon any sale or transfer of assets constituting Pledged Equity which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Pledged Equity that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Pledged Equity.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at American Capital Acquisition Corporation, 59 Maiden Lane, 38th Floor, New York, NY 10038, Attention of Michael H. Weiner, Chief Financial Officer (Telecopy No. (336) 435-403; Telephone No. (212) 380-9492;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, IL 60603-2003, Attention of Joyce P. King (Telecopy No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 9th Floor, Chicago, IL 60603, Attention of Svetlana Skopcenko (Telecopy No. (312) 325-3190);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, IL 60603-2003, Attention of Debra Williams (Telecopy No. (312) 385-7098); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) except as provided in clause (d) of this Section or in any Pledge Agreement, release all or substantially all of the Pledged Equity, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Borrower or any of its Subsidiary on any Pledged Equity (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Pledged Equity in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower and its Subsidiaries, including the proceeds of any sale, all of which shall continue to constitute part of the Pledged Equity.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender under Section 2.16 on the day of such replacement had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates,

including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one firm as counsel for the Administrative Agent (and, in addition to such firm, any local counsel engaged in each relevant jurisdiction by such firm), one firm as counsel for the Issuing Bank (and, in addition to such firm, any local counsel engaged in each relevant jurisdiction by such firm), and one additional firm as counsel for the Lenders (and, in addition to such firm, any local counsel engaged in each relevant jurisdiction by such firm) and additional counsel as the Administrative Agent, the Issuing Bank or any Lender or group of Lenders reasonably determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case who need to know such Information in connection with the Loan Documents and the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:

(i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any Pledged Equity, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Pledged Equity to the Administrative Agent or otherwise deal with such Pledged Equity in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Termination of Commitments under Existing Credit Agreement. Each of the Borrower and JPMorgan Chase Bank, N.A., in its capacity as “Lender” thereunder, hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the Existing Credit Agreement will be terminated automatically and any and all required notices and notice periods in connection with such termination are hereby waived and of no further force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN CAPITAL ACQUISITION
CORPORATION, as the Borrower

By	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Issuing Bank and as Administrative Agent

By	/s/ Hector J. Varona
Name: Hector J. Varona
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as Syndication Agent

By	/s/ James Cribbet
Name: James Cribbet
Title: Senior Vice President

FIRST NIAGARA BANK, N.A., individually as a
Lender and as Documentation Agent

By	/s/ David Reading
Name: David Reading
Title: First Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Edward J. Chidiac
Name: Edward J. Chidiac
Title: Senior Vice President

Signature Page to Credit Agreement

American Capital Acquisition Corporation

Schedule 1.01 – Permitted Tax Incentive Financing Transactions

Although the Borrower or a Subsidiary of the Borrower folds 50% of the Equity Interests of East Ninth & Superior, LLC and 800 Superior, LLC, neither is a Subsidiary of the Borrower as their accounts are not consolidated with those of the Borrower and the Borrower does not Control either entity

•	Guaranty by the Borrower of 50% of the $5,000,000 unsecured loan from the State of Ohio to East Ninth & Superior, LLC.

•

Indemnification agreement by the Borrower in favor of AmTrust Financial Services, Inc. with respect to its guaranty of four QLICI Loans in an aggregate principal amount not to exceed $9,400,000 from CNMIF II (I), LLC to 800 Superior, LLC.

•

Indemnification agreement by the Borrower in favor of AmTrust Financial Services, Inc. with respect to its guaranty of three QLICI Loans in an aggregate principal amount not to exceed $10,000,000 from Key Community Development New Markets IV LLC to 800 Superior, LLC.

•	Equity Investment by the Borrower in the amount of $3,292,000 representing 50% of the Equity Interests of East Ninth & Superior, LLC.

•	Equity Investment by Integon National Insurance Company in the amount of $1,979,779.50 representing 50% of the Equity Interests of 800 Superior, LLC.

•	Equity Investment by the Borrower in the amount of $687,960 representing 50% of the Equity Interests in 800 Superior NMTC Investment Fund II, LLLC.

•	Lease between 800 Superior, LLC and GMAC Insurance Management Corporation.

•	All documents evidencing the foregoing.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$25,000,000
KEYBANK NATIONAL ASSOCIATION	$25,000,000
FIRST NIAGARA BANK, N.A.	$20,000,000
ASSOCIATED BANK, NATIONAL ASSOCIATION	$20,000,000
AGGREGATE COMMITMENT	$90,000,000.00

Schedule 3.11

Acquisition Agreements with Deferred Acquisition Payments

Membership Interest Purchase Agreement by and between Robert J. Seda and GMAC Insurance Management Corporation dated as of February 16, 2012.

Stock Purchase Agreement by and between Reliant Financial Group, LLC, and Access Plans, Inc. dated as of February 17, 2012.

Purchase Agreement by and among GMAC Insurance Management Corporation, Byron Storms and Torrence A. Conroy relating to ClearSide General Insurance Services, LLC dated as of June 14, 2012 (“Clearside Purchase Agreement”).

GMAC Seller Obligations (being repaid on or about the Effective Date).

Schedule 3.15

Subsidiaries

Part A

Michael Karfunkel (27.64%) and the Michael Karfunkel 2005 Grantor Retained Annuity Trust (GRAT) (72.36%) own 100% of Borrower’s outstanding common stock. Through its subsidiary, AmTrust International Insurance, Ltd., AmTrust Financial Services, Inc. controls 53,053.66 shares of Series A Preferred stock that are convertible into 21.25% of Borrower’s common stock.

Part B

Subsidiary	Jurisdiction of Organization/ Formation	Type of Entity	Persons holding direct ownership interests in such Subsidiary	Percentage Ownership
GM Motor Club, Inc.	North Carolina	corporation	American Capital Acquisition Corporation	100%
GMAC Insurance Company Online, Inc.	Missouri	corporation	American Capital Acquisition Corporation	100%
MIC General Insurance Corporation	Michigan	corporation	American Capital Acquisition Corporation	100%
National General Assurance Company	Missouri	corporation	American Capital Acquisition Corporation	100%
National General Insurance Company	Missouri	corporation	American Capital Acquisition Corporation	100%
GMAC Insurance Management Corporation	Delaware	corporation	American Capital Acquisition Corporation	100%
GMAC Insurance Marketing, Inc.	Missouri	corporation	GMAC Insurance Management Corporation	100%
Integon Casualty Insurance Company	North Carolina	corporation	GMAC Insurance Management Corporation	100%
Integon General Insurance Corporation	North Carolina	corporation	GMAC Insurance Management Corporation	100%
Integon Indemnity Corporation	North Carolina	corporation	GMAC Insurance Management Corporation	100%
National Health Insurance Company	Texas	corporation	Integon Indemnity Corporation	100%
Integon National Insurance Company	North Carolina	corporation	GMAC Insurance Management Corporation	100%
1100 Compton, LLC	Delaware	limited liability company	Integon National Insurance Company	100%
Integon Preferred Insurance Company	North Carolina	corporation	GMAC Insurance Management Corporation	100%
New South Insurance Company	North Carolina	corporation	GMAC Insurance Management Corporation	100%
GMACI Sales Management Corp	Ohio	corporation	GMAC Insurance Management Corporation	100%
GMAC Insurance Georgia, LLC	Delaware	Limited liability company	National General Insurance Company New South Insurance Company MIC General Insurance Corporation	29.75% 15.5% 24.875%

			Integon Indemnity Corporation Integon National Insurance Company Integon General Insurance Corporation Third party	7% 5.75% 3.5% 13.625%
Clearside General Insurance Services, LLC	California	limited liability company	GMAC Insurance Management Corporation	100%
Velapoint, LLC	Washington	limited liability company	GMAC Insurance Management Corporation	100%
Reliant Financial Group, LLC	Oregon	limited liability company	Velapoint, LLC	100%
America’s Health Care/Rx Plan Agency, Inc.	Delaware	corporation	Reliant Financial Group, LLC	100%
Care Financial of Texas, LLC	Texas	limited liability company	America’s Health Care/Rx Plan Agency, Inc.	100%
The Association Benefits Solution, LLC	Delaware	limited liability company	Integon Indemnity Corporation	100%
Association of Independent Beverage Distributors, LLC	Delaware	limited liability company	The Association Benefits Solution, LLC	100%
Distributor Innovations and Benefit Savings Solutions, LLC	Delaware	limited liability company	The Association Benefits Solution, LLC	100%
Red Partners Operating Solutions, LLC	Delaware	limited liability company	The Association Benefits Solution, LLC	100%
Alliance of Professional Service Organizations, LLC	Delaware	limited liability company	The Association Benefits Solution, LLC	100%
Distributors Insurance Company PCC	Delaware	corporation	The Association Benefits Solution, LLC	100%
AIBD Insurance Company IC	Delaware	corporation	Distributors Insurance Company PCC	100%
Professional Services Captive Corporation IC	Delaware	corporation	Distributors Insurance Company PCC	100%
GMACI Re Limited	Bermuda	limited liability exempted company	American Capital Acquisition Corporation	100%
ACAC Holdings Luxembourg	Luxembourg	limited liability company	GMACI Re Limited	100%
ACAC Lux RE I	Luxembourg	limited liability company	ACAC Holdings Luxembourg	100%
ACAC Capital Limited	Nevada	corporation	GMACI Re Limited	100%

ACAC (Nevis) Limited	Nevada	corporation	GMACI Re Limited	100%
American Capital Acquisition Investments, Limited	Bermuda	limited liability exempted company	GMACI Re Limited	100% of the common stock
			Integon National Insurance Company	100% of the preferred stock
GMACI Holdings BM, Limited	Bermuda	limited liability exempted company	American Capital Acquisition Corporation	100%
GMACI Reinsurance Broker Limited	Bermuda	limited liability exempted company	GMACI Holdings BM, Limited	100%
GMACI Insurance Management Limited	Bermuda	limited liability exempted company	GMACI Holdings BM, Limited	100%

Schedule 6.01

Existing Indebtedness

Obligations of the Borrower under the ACP Re Note

Deferred Acquisition Payment of approximately $650,000 under the Clearside Purchase Agreement

GMAC Seller Obligations (being repaid on or about the Effective Date)

Schedule 6.02

Existing Liens

None.

Schedule 6.04

Existing Investments

Velapoint, LLC owns 50% interest in AgentCubed, LLC

American Capital Acquisition Investments, Ltd. owns 50% interest in AMT Capital Alpha, LLC

American Capital Acquisition Investments, Ltd. owns 50% interest in Tiger Capital, LLC

GMAC Insurance Georgia, LLC is owned by National General Insurance Company (29.75%), New South Insurance Company (15.5%), MIC General Insurance Corporation (24.875%), Integon Indemnity Corporation (7.0%), Integon National Insurance Company (5.75%), Integon General Insurance Corporation (3.5%) and a third party (13.625%)

Schedule 6.08

Transactions with Affiliates

Intercompany Agreement	Parties to the Agreement	Effective Date
Aircraft Time Sharing Agreement	Amtrust Underwriters, Inc. & GMAC Insurance Management Corporation	3/4/2011

Asset Management Agreement	AII Insurance Management Limited, American Capital Acquisition Corporation, and GMAC Insurance Management Corporation on behalf of Insurers	3/1/2010

Asset Management Agreement

AII Ins Management Limited, GMAC Insurance Management Corporation, Agent Alliance Insurance Company, GM Motor Club, and GMAC Insurance Marketing, Inc.

The Association Benefits Solution, LLC, Distributors Insurance Company PCC, AIBD Insurance Company IC, Professional Services Captive Corporation IC, Association of Independent Beverage Distributors, Distributor Innovations & Benefit Savings Solutions, Red Partners Operating Solutions, Alliance of Professional Service Organizations, ClearSide General Insurance Services, Velapoint, LLC, Reliant Financial Group, LLC, America’s Health Care/Rx Plan Agency, Inc., Care Financial of Texas, and National Health Insurance Company were added to the agreement by signing a Joinder Agreement

9/1/2011

Personal & Commercial Automobile Quota Share Reinsurance Agreement	Integon National on behalf of participants in the Company Pool and the Subscribing Reinsurers (Maiden Insurance Company Ltd., Technology Insurance Company, Inc & ACP Re, Ltd.)	3/1/2010

Reinsurance Trust Agreement	ACP Re, Integon National Insurance Company, & JP Morgan Chase Bank	11/29/2010

Management Services Agreement

American Capital Acquisition Corporation, American Capital Acquisition Investments, Ltd, GM Motor Club, GMAC Insurance Marketing, Inc & GMAC Insurance Management Corporation

The Association Benefits Solution, LLC, Distributors Insurance Company PCC, AIBD Insurance Company IC, Professional Services Captive Corporation IC, Association of Independent Beverage Distributors,

5/19/2011

Distributor Innovations & Benefit Savings Solutions, Red Partners Operating Solutions, Alliance of Professional Service Organizations, ClearSide General Insurance Services, Velapoint, LLC, Reliant Financial Group, LLC, America’s Health Care/Rx Plan Agency, Inc., Care Financial of Texas, and National Health Insurance Company were added to the agreement by signing a Joinder Agreement

Amended & Restated Management Services Agreement	Integon Indemnity, Integon General, New South, Integon Preferred, Integon National, Integon Casualty, NGIC, NGAC, GMAC Online, MICG, Agent Alliance Ins Co & GMACI	1/1/2012

Amended & Restated Reinsurance Agreement	Integon Indemnity, Integon General, New South, Integon Preferred, Integon National, Integon Casualty, NGIC, NGAC, GMAC Online, MICG, Agent Alliance & GMACI	1/1/2012

Tax Allocation Agreement	Integon Indemnity, Integon General, New South, Integon Preferred, Integon National, Integon Casualty, NGIC, NGAC, GMAC Online, MICG, GMACI, GMAC Ins. Mktg & GMMC	3/1/2010

Tax Allocation Agreement

ACAC, ACAI, & Agent Alliance Ins Company

The Association Benefits Solution, LLC, Distributors Insurance Company PCC, AIBD Insurance Company IC, Professional Services Captive Corporation IC, Association of Independent Beverage Distributors, Distributor Innovations & Benefit Savings Solutions, Red Partners Operating Solutions, Alliance of Professional Service Organizations, ClearSide General Insurance Services, Velapoint, LLC, Reliant Financial Group, LLC, America’s Health Care/Rx Plan Agency, Inc., and Care Financial of Texas were added to the agreement by signing a Joinder Agreement

9/1/2011

Lease Maiden Lane – 38th Floor	59 Maiden Lane Associates, LLC & GMACI	5/1/2010, amended on 7/30/2012

Master Services Agreement	Amtrust North America & GMACI	2/22/2012

Consulting and Marketing Agreement	Risk Services, LLC & Integon National	7/1/2012

Reinsurance Agreement	Integon National & Agent Alliance Insurance Company	11/9/2012

Schedule 6.09

Restrictions

Amended and Restated Certificate of Incorporation of American Capital Acquisition Company, effective November 24, 2009

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower(s):	American Capital Acquisition Corporation

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of February 20, 2013 among American Capital Acquisition Corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Title:

[Consented to:][3] AMERICAN CAPITAL ACQUISITION CORPORATION

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this

Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

OPINION OF COUNSEL FOR THE LOAN PARTIES

EXHIBIT C

LIST OF CLOSING DOCUMENTS

AMERICAN CAPITAL ACQUISITION CORPORATION

CREDIT FACILITIES

February 20, 2013

LIST OF CLOSING DOCUMENTS4

A. LOAN DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among American Capital Acquisition Corporation, a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of $90,000,000.

SCHEDULES

Schedule 1.01 – Permitted Tax Incentive Financing Transactions

Schedule 2.01 – Commitments

Schedule 3.11 – Acquisition Agreements with respect to Deferred Acquisition Payments

Schedule 3.15 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Transactions with Affiliates

Schedule 6.09 – Restrictions

EXHIBITS

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Opinion of Borrower’s Counsel

Exhibit C – List of Closing Documents

Exhibit D-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)

Exhibit D-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)

Exhibit D-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)

Exhibit D-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)

Exhibit E – Form of Pledge Agreement

[4]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.	Pledge Agreement executed by the Borrower and each Subsidiary party thereto (collectively, the “Loan Parties”), together with pledged stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Schedule I – List of Pledged Stock Interests

Schedule II – List of Pledged LLC Interests

Schedule III – List of Pledged Partnership Interests

Schedule IV – List of Pledged Other Equity Interests

Schedule 3.03 – List of Required Registrations, Recordations and Filings

Schedule 3.06(a) – Certain Pledgor Information

Schedule 3.06(b) – Changes to Pledgor Information

Exhibit A – Form of Issuer Control Agreement

Exhibit B – Form of Joinder Amendment

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

5.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

C. OPINIONS

6.	Opinion of Thompson Hine LLP, counsel for the Loan Parties.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

7.	A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct and (ii) no Default or Event of Default has occurred and is then continuing.

8.	Subordination Agreement in respect of the ACP Re Note.

2

EXHIBIT D-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 20, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Capital Acquisition Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT D-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 20, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Capital Acquisition Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT D-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 20, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Capital Acquisition Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT D-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 20, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Capital Acquisition Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT E

PLEDGE AGREEMENT

dated as of February 20, 2013

by and among

AMERICAN CAPITAL ACQUISITION CORPORATION,

GMAC INSURANCE MANAGEMENT CORPORATION

and

CERTAIN OF THEIR RESPECTIVE SUBSIDIARIES PARTY HERETO,

as Pledgors,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

		Page
ARTICLE I
THE SECURITY INTERESTS

Section 1.01	Terms Defined in the Credit Agreement	1
Section 1.02	Terms Defined in the UCC	1
Section 1.03	Additional Definitions	2
Section 1.04	Terms Generally	8

ARTICLE II
THE SECURITY INTERESTS

Section 2.01	Grant of Security Interests	8
Section 2.02	Security Interests Absolute	9
Section 2.03	Continuing Liability of the Pledgors	10
Section 2.04	Filing Authorization	10
Section 2.05	Continuing Security Interests	10

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01	Title to Collateral	11
Section 3.02	Power to Transfer	11
Section 3.03	Validity, Perfection and Priority of Security Interests	11
Section 3.04	Collateral	11
Section 3.05	No Consents	12
Section 3.06	Pledgor Information	12

ARTICLE IV
COVENANTS

Section 4.01	Delivery of Collateral	13
Section 4.02	Additional Collateral	13
Section 4.03	Disposition of Collateral	14
Section 4.04	Change of Name, Identity, Structure or Location	14
Section 4.05	UCC Article 8	14
Section 4.06	Further Actions	14
Section 4.07	Information Regarding Collateral	15
Section 4.08	Protect Collateral	15

ARTICLE V
DISTRIBUTIONS ON COLLATERAL; VOTING; CERTAIN PROVISIONS CONCERNING
PLEDGED EQUITY INTERESTS

Section 5.01	Right to Receive Distributions on Collateral; Voting	15
Section 5.02	Certain Agreements of Pledgors As Issuers and Holders of Pledged Equity Interests	17

Schedules:

Schedule I	–	List of Pledged Stock Interests
Schedule II	–	List of Pledged LLC Interests
Schedule III	–	List of Pledged Partnership Interests
Schedule IV	–	List of Pledged Other Equity Interests
Schedule 3.03	–	List of Required Registrations, Recordations and Filings
Schedule 3.06(a)	–	Certain Pledgor Information
Schedule 3.06(b)	–	Changes to Pledgor Information

Exhibits:

Exhibit A	–	Form of Issuer Control Agreement
Exhibit B	–	Form of Joinder Agreement

2

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement), dated as of February 20, 2013, by and among AMERICAN CAPITAL ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), GMAC INSURANCE MANAGEMENT CORPORATION, a Delaware corporation and a Subsidiary of the Borrower (“GMAC Insurance Management Corporation”), and the other Subsidiaries from time to time party hereto pursuant to a Joinder Agreement (as defined below) (the “Additional Subsidiaries”, and together with the Borrower and GMAC Insurance Management Corporation, the “Pledgors”, and each a “Pledgor”), and JPMORGAN CHASE BANK, N.A., as contractual representative (together with any of its successors and assigns, the “Administrative Agent”) for itself and for the Secured Parties (as defined in the Credit Agreement identified below).

RECITALS

WHEREAS, the Borrower and the Administrative Agent have entered into the Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”) by and between the Borrower, the financial institutions party thereto as Lenders from time to time and the Administrative Agent;

WHEREAS, it is a condition precedent to the obligations of the Borrower under the Credit Agreement that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement;

WHEREAS, the Borrower and each other Pledgor will receive substantial benefits from the credit facility provided for under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement; and

WHEREAS, this Agreement is given by each Pledgor in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the payment and performance of the Secured Obligations (as defined herein).

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE SECURITY INTERESTS

Section 1.01 Terms Defined in the Credit Agreement. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

Section 1.02 Terms Defined in the UCC. Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, the following terms, together with any uncapitalized terms used herein which are defined in the UCC (as defined below), have the respective meanings provided in the UCC: (i) Certificated Security; (ii) Investment Property; (iii) Payment Intangibles; (iv) Proceeds; (v) Securities Intermediary; (vi) Security; (vii) Security Certificate; and (viii) Uncertificated Security.

Section 1.03 Additional Definitions. Terms defined in the introductory section hereof have the respective meanings set forth therein. The following additional terms, as used herein, have the following respective meanings:

“Additional Subsidiaries” has the meaning set forth in the introductory paragraph hereof.

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Applicable Insurance Regulations” means, with respect to each Regulated Insurance Company, the applicable statutes, rules, and regulations of, and administrative and judicial precedents or authorities promulgated by, the Applicable Insurance Regulatory Authorities that pertain to any Sale Transfer of any Equity Interests of such Regulated Insurance Company.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Collateral” has the meaning set forth in Section 2.01.

“Delivery” and the corresponding term “Delivered” when used with respect to Collateral means:

(i) in the case of Collateral constituting Certificated Securities, transfer thereof to the Administrative Agent or its nominee or custodian by physical delivery to the Administrative Agent or its nominee or custodian, such Collateral to be in suitable form for transfer by delivery, and accompanied by undated instruments of transfer or assignment duly executed in blank;

(ii) in the case of Collateral constituting Uncertificated Securities, (A) registration thereof on the books and records of the issuer thereof in the name of the Administrative Agent or its nominee or custodian (who may not be a Securities Intermediary) or (B) the execution and delivery by the issuer thereof of an effective agreement, substantially in the form of Exhibit A hereto (each an “Issuer Control Agreement”), pursuant to which such issuer agrees that it will comply with instructions originated by the Administrative Agent or such nominee or custodian without further consent of the registered owner of such Collateral or any other Person;

(iii) in the case of Pledged Equity Interests which do not constitute Securities, (A) compliance with the provisions of clause (i) above for each such item of Collateral which is represented by a certificate and (B) compliance with the provisions of clause (ii) above for each such item of Collateral which is not evidenced by a certificate; and

(iv) in the case of cash, transfer thereof to the Administrative Agent or its nominee or custodian by physical delivery to the Administrative Agent or its nominee or custodian;

and in each case and in any other cases, such additional or alternative or other procedures as may be reasonably appropriate to grant control of, or otherwise perfect a security interest in, any Collateral in favor of the Administrative Agent or its nominee or custodian, consistent with changes in applicable Law or regulations or the interpretation thereof.

“Discharge of Secured Obligations” means (i) the expiration or termination of the Commitments and (ii) the payment and satisfaction in full in cash of all Secured Obligations.

2

“Excluded Property” means, collectively, all Equity Interests of each Person that satisfies each of the following criteria: any Person that is (i) not a Subsidiary that is a Regulated Insurance Company, (ii) not a Material Subsidiary that is a Domestic Subsidiary and (iii) not a Material Subsidiary that is a First Tier Foreign Subsidiary.

“Federal Securities Laws” has the meaning specified in Section 6.03.

“General Intangibles” means all “general intangibles” (as defined in the UCC), including, without limitation, (i) all Payment Intangibles and other obligations and indebtedness owing to any Pledgor in respect of Collateral and (ii) all interests in limited liability companies and/or partnerships which interests do not constitute Securities.

“GMAC Insurance Management Corporation” has the meaning set forth in the introductory paragraph hereof.

“Insolvency Proceeding” means (i) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Issuer Control Agreement” has the meaning set forth in the definition of “Delivery”.

“Joinder Agreement” means an agreement substantially in the form of Exhibit B hereto.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretations or administration thereof, and all applicable administrative orders, directives, requests, licenses, approvals, certificates, notifications, registrations, exemptions, authorizations and permits of, and agreements with, any Governmental Authority.

“Loan Parties” means, collectively, each Pledgor and the Borrower.

“Permitted Liens” means the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Pledged Equity Collateral” means, collectively, the Pledged Stock Collateral, the Pledged LLC Collateral, the Pledged Partnership Collateral and the Pledged Other Equity Collateral; provided, however, that Pledged Equity Collateral shall not include any Excluded Property.

“Pledged Equity Interests” means, collectively, the Pledged Stock Interests, the Pledged LLC Interests, the Pledged Partnership Interests and the Pledged Other Equity Interests; provided, however, that Pledged Equity Interests shall not include any Excluded Property.

“Pledged LLC Collateral” means, with respect to each Pledgor:

(i) (A) all interests in any limited liability company, including membership interests, and each series or class thereof (including, without limitation, all limited liability

3

company interests described on Schedule II (as such Schedule may be amended, supplemented or modified from time to time)) now owned or hereafter owned or acquired by such Pledgor and (B) all additional or substitute interests in any limited liability company and any series or class thereof from time to time issued to or otherwise acquired by such Pledgor in any manner in respect of any of the foregoing (all of the foregoing in clauses (A) and (B) above are collectively referred to as the “Pledged LLC Interests”); provided, however, that Pledged LLC Interests shall not include any Excluded Property;

(ii) all certificates representing any of the Pledged LLC Interests;

(iii) all dividends, distributions, cash, instruments, options, warrants, securities, returns of capital or principal, income, interest, profits and other property and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of such Pledged LLC Interests;

(iv) all right, title and interest of such Pledgor in each limited liability company to which any Pledged LLC Interest relates, including, without limitation:

(A) all interests of such Pledgor in the capital of such limited liability company and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such limited liability company, and all other distributions to which such Pledgor shall at any time be entitled in respect of such Pledged LLC Interests;

(B) all other payments due or to become due to such Pledgor in respect of Pledged LLC Interests, whether under any limited liability company agreement or operating agreement or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of such Pledgor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at Law or otherwise in respect of such Pledged LLC Interests;

(D) all present and future claims, if any, of such Pledgor against any such limited liability company for moneys loaned or advanced, for services rendered or otherwise; and

(E) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Pledged LLC Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Pledged LLC Interests and any such limited liability company, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such limited liability company, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing;

4

and, in each case to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Pledged Other Equity Collateral” means, with respect to each Pledgor:

(i) (A) all equity or other ownership interests of any Person (including any joint venture) (herein referred to as the “Other Entity”) (other than Pledged LLC Interests, Pledged Partnership Interests or Pledged Stock Interests) and each series or class thereof (including, without limitation, all equity and other ownership interests described on Schedule IV hereto (as such Schedule may be amended, supplemented or modified from time to time)) now owned or hereafter owned or acquired by such Pledgor and (B) all additional or substitute equity or other ownership interests and any series or class thereof from time to time issued to or otherwise acquired by such Pledgor in any manner in respect of any of the foregoing (all of the foregoing in clauses (A) and (B) above are collectively referred to as the “Pledged Other Equity Interests”); provided, however, that Pledged Other Equity Interests shall not include any Excluded Property;

(ii) all certificates representing any of the Pledged Other Equity Interests;

(iii) all dividends, distributions, cash, instruments, options, warrants, securities, returns of capital or principal, income, interest, profits and other property and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of such Pledged Other Equity Interests;

(iv) all right, title and interest of such Pledgor in each Other Entity to which any Pledged Other Equity Interest relates, including, without limitation:

(A) all interests of such Pledgor in the capital of such Person and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such Other Entity, and all other distributions to which such Pledgor shall at any time be entitled in respect of such Pledged Other Equity Interests;

(B) all other payments due or to become due to such Pledgor in respect of Pledged Other Equity Interests, whether under the operating agreement, any other agreement pertaining to the company or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of such Pledgor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under the Organizational Documents pertaining to such Other Entity or, or at Law or otherwise in respect of such Pledged Other Equity Interests;

(D) all present and future claims, if any, of such Pledgor against such Other Entity for moneys loaned or advanced, for services rendered or otherwise; and

(E) all of such Pledgor’s rights under the Organizational Documents of such Other Entity or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Pledged Other Equity Interests, including any power to terminate, cancel or modify such Organizational Documents or, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Pledged Other Equity Interests and

5

any such Other Entity, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such Other Entity, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing.

and, in each case to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Pledged Partnership Collateral” means, with respect to each Pledgor:

(i) (A) all partnership interests and each series or class thereof (including, without limitation, all partnership interests described on Schedule III (as such Schedule may be amended, supplemented or modified from time to time)) now owned or hereafter owned or acquired by such Pledgor and (B) all additional or substitute partnership interests and any series or class thereof from time to time issued to or otherwise acquired by such Pledgor in any manner in respect of any of the foregoing (all of the foregoing in clauses (A) and (B) above are collectively referred to as the “Pledged Partnership Interests”); provided, however, that Pledged Partnership Interests shall not include any Excluded Property;

(ii) all certificates representing any of the Pledged Partnership Interests;

(iii) all dividends, distributions, cash, instruments, options, warrants, securities, returns of capital or principal, income, interest, profits and other property and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of such Pledged Partnership Interests;

(iv) all right, title and interest of such Pledgor in each partnership to which any Pledged Partnership Interest relates, including, without limitation:

(A) all interests of such Pledgor in the capital of such partnership and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such partnership, and all other distributions to which such Pledgor shall at any time be entitled in respect of such Pledged Partnership Interests;

(B) all other payments due or to become due to such Pledgor in respect of Pledged Partnership Interests, whether under any partnership agreement or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of such Pledgor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement, or at Law or otherwise in respect of such Pledged Partnership Interests;

(D) all present and future claims, if any, of such Pledgor against any such partnership for moneys loaned or advanced, for services rendered or otherwise; and

(E) all of such Pledgor’s rights under any partnership agreement or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Pledged Partnership Interests, including any

6

power to terminate, cancel or modify any partnership agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Pledged Partnership Interests and any such partnership, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such partnership, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing;

and in each case to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Pledged Stock Collateral” means, with respect to each Pledgor:

(i) (A) all shares of capital stock and other Securities and each series or class thereof (including, without limitation, all shares of capital stock and Securities described on Schedule I (as such Schedule may be amended, supplemented or modified from time to time)), now owned or hereafter owned or acquired by such Pledgor and (B) all additional or substitute shares of capital stock or other equity interests of any class or series of any issuer from time to time issued to or otherwise acquired by such Pledgor in any manner in respect of any of the foregoing (all of the foregoing in clauses (A) and (B) above are collectively referred to as the “Pledged Stock Interests”); provided, however, that Pledged Stock Interests shall not include any Excluded Property;

(ii) all certificates representing any of the Pledged Stock Interests;

(iii) all dividends, distributions, cash, instruments, options, warrants, securities, returns of capital or principal, income, interest, profits and other property and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of such Pledged Stock Interests;

and in each case to the extent not otherwise included in the foregoing, all cash and non-cash proceeds thereof.

“Pledgor” and “Pledgors” has the meaning set forth in the introductory paragraph hereof.

“Sale Transfer” means, with respect to any asset, any transfer, sale, or assignment of such asset. Solely for purposes of this definition, “Sale Transfer” shall not include any grant or assignment of a Lien on, or any pledge of, such asset as collateral security.

“Secured Obligations” means all the Obligations (including any interest, fees and other amounts that accrues after the commencement by or against any Loan Party of any Insolvency Proceeding naming such Loan Party as the debtor in such Insolvency Proceeding and any amounts that would otherwise become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof), now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such Obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law.

“Securities Act of 1933” means the Securities Act of 1933, as amended.

7

“Security Interests” means the pledge and collateral assignment of the Collateral made, and the security interests in the Collateral granted, under this Agreement.

“Subsidiary Pledgor” means any Subsidiary of the Borrower that is a Pledgor hereunder.

“Supporting Obligation” has the meaning set forth in the UCC.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.04 Terms Generally. Sections 1.01 (other than the definition of “UCC”) and 1.03 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof and shall be applicable to this Agreement.

ARTICLE II

THE SECURITY INTERESTS

Section 2.01 Grant of Security Interests. To secure the payment and performance in full of all Secured Obligations, each Pledgor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, a security interest in, and each Pledgor hereby pledges and collaterally assigns to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired, created or arising, whether tangible or intangible, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Pledged Equity Collateral;

(ii) all Investment Property, General Intangibles, Payment Intangibles, contract rights and certificates evidencing, constituting or representing any of the Pledged Equity Collateral;

(iii) all Supporting Obligations in respect of any of the Pledged Equity Collateral;

(iv) all books, records and other documentation of such Pledgor relating to any of the Pledged Equity Collateral; and

(v) all Proceeds of each of the foregoing and all substitutions and replacements of each of the foregoing;

provided, however, that the Collateral shall not include (i) any Excluded Property and (ii) with respect to each Affected Foreign Subsidiary of any Pledgor, the applicable Pledged Equity Interests thereof having voting power in excess of 65% of the voting power of all classes of such Pledged Equity Interests; provided further that no pledge of the Equity Interests of a First Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable Law.

8

Section 2.02 Security Interests Absolute. All rights of the Administrative Agent and the other Secured Parties, all security interests hereunder and all obligations of each Pledgor hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Secured Obligations, whether executed by such Pledgor, any other Loan Party or any other Person. Without limiting the generality of the foregoing, the obligations of each Pledgor hereunder shall not be released, discharged or otherwise affected or impaired by:

(i) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other Loan Party under any Loan Document or any other agreement or instrument evidencing or securing any Secured Obligation, by operation of Law or otherwise;

(ii) any change in the manner, place, time or terms of payment of any Secured Obligation or any other amendment, supplement or modification to any Loan Document (other than this Agreement) or any other agreement or instrument evidencing or securing any Secured Obligation;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any Secured Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Secured Obligation or any release of any other obligor or Loan Parties in respect of any Secured Obligation;

(iv) any change in the existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any other Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Secured Obligation;

(v) the existence of any claim, set-off or other right which any Loan Party may have at any time against any other Loan Party, the Administrative Agent or any other Person, whether in connection herewith or any unrelated transaction;

(vi) any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Loan Document or any other agreement or instrument evidencing or securing any Secured Obligation or any provision of applicable Law or regulation purporting to prohibit the payment by any other Loan Party of any Secured Obligation;

(vii) any failure by the Administrative Agent or any other Secured Party: (A) to file or enforce a claim against any Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Loan Party of any new or additional indebtedness or obligation under or with respect to the Secured Obligations; (C) to commence any action against any Loan Party; (D) to disclose to any Loan Party any facts which such Administrative Agent or such Secured Party may now or hereafter know with regard to any Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Secured Obligations;

(viii) any direction as to application of payment by any other Loan Party or any other Person;

(ix) any subordination by the Administrative Agent or any other Secured Party of the payment of any of the Secured Obligations to the payment of any other liability (whether matured or unmatured) of any Loan Party to its creditors;

9

(x) any act or failure to act by the Administrative Agent or any other Secured Party under this Agreement or otherwise which may deprive any Loan Party of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Loan Party in respect of the Secured Obligations; or

(xi) any other act or omission to act or delay of any kind by any Loan Party or the Administrative Agent or any other Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Loan Party’s obligations hereunder, except that a Loan Party may assert the defense of Discharge of Secured Obligations.

Each Pledgor has irrevocably and unconditionally delivered this Agreement to the Administrative Agent, and the failure by any other Person to sign this Agreement or a pledge agreement similar to this Agreement or otherwise shall not discharge the obligations of any Pledgor hereunder.

This Agreement shall remain fully enforceable against each Pledgor irrespective of any defenses that any other Loan Party may have or assert in respect of the Secured Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Pledgor may assert the defense of Discharge of Secured Obligations.

Section 2.03 Continuing Liability of the Pledgors. The Security Interests are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Loan Party with respect to any of the Collateral or any transaction in connection therewith.

Section 2.04 Filing Authorization.

(a) Each Pledgor hereby irrevocably authorizes the Administrative Agent to file at any time and from time to time in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, and (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Collateral. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(b) Each Pledgor ratifies and authorizes the filing by the Administrative Agent of any financing statements filed prior to the date hereof.

Section 2.05 Continuing Security Interests. This Agreement shall create a continuing security interest in and lien on the Collateral and shall remain in full force and effect until terminated in accordance with Section 7.10. Each of the Pledgors agrees that its obligations hereunder and the Security Interests shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

10

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants that:

Section 3.01 Title to Collateral. Such Pledgor is the legal, record and beneficial owner of, and has good and marketable title to, all of the Collateral pledged by it hereunder, free and clear of any Liens other than the Permitted Liens. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral. No Collateral is in the possession or control of any Person asserting any claim thereto or security interest therein, except that the Administrative Agent or its nominee or custodian may have possession and/or control of the Collateral as contemplated hereby or by the other Loan Documents.

Section 3.02 Power to Transfer. Such Pledgor has rights in or the power to transfer rights in the Pledged Collateral; provided, that any Sale Transfer of any of the Pledged Equity Interests of any Regulated Insurance Company shall be subject to the Applicable Insurance Regulations.

Section 3.03 Validity, Perfection and Priority of Security Interests. The Security Interests constitute valid security interests under the UCC securing the Secured Obligations. Other than with respect to the Pledged Equity Interests of any First-Tier Foreign Subsidiary, upon Delivery of all certificates representing the Pledged Equity Collateral to the Administrative Agent in accordance with the provisions hereof and due filing of UCC financing statements stating that the same covers the Collateral in the Office of the Secretary of State (or similar office as appropriate) of the state of organization of each Pledgor, the Security Interests shall constitute perfected security interests in all right, title and interest of such Pledgor in the Collateral (subject to the requirements of Section 9-315 of the UCC with respect to any proceeds of Collateral and to the further requirement that additional steps may be necessary to perfect the Security Interests in dividends or other distributions in kind), in each case prior to all other Liens and rights of others therein except for Permitted Liens, and, to the extent control of such Collateral may be obtained pursuant to Article 8 and/or Article 9 of the UCC, the Administrative Agent will have control of the Collateral subject to no adverse claims of any Person. Except as set forth on Schedule 3.03, on and as of the date hereof no registration, recordation or filing with any Governmental Authority is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection of the Security Interests. The Security Interests are prior to all Liens on the Collateral other than Permitted Liens.

Section 3.04 Collateral.

(a) Schedules I, II, III and IV hereto (as such Schedules may be amended, supplemented or modified from time to time by delivery of any such amended, supplemented or modified Schedule certified by a Responsible Officer of the Borrower) set forth (i) all of the Pledged Equity Interests owned by such Pledgor, respectively, (ii) the name and jurisdiction of organization of, and the ownership interest (including percentage owned and number of shares, units or other equity interests) of such Pledgor in the Pledged Equity Interests issued by each of such Pledgor’s direct Subsidiaries which are required to be included in the Collateral and pledged hereunder and (iii) all other Pledged Equity Interests directly owned by such Pledgor that are required to be included in the Collateral and pledged hereunder. Such Pledgor holds all such Collateral directly (i.e., not through a Subsidiary, Securities Intermediary or any other Person).

11

(b) All Collateral consisting of Pledged Equity Interests has been duly authorized and validly issued, is fully paid and non-assessable and is subject to no options to purchase or similar rights of any Person.

(c) Except as set forth on Schedules I, II, III and IV, all Collateral consisting of Pledged Equity Interests constitutes 100% of the issued and outstanding shares of capital stock or membership interests, partnership interests or other equity or ownership interests of the respective issuers thereof.

(d) Except as set forth on Schedules I, II, III and IV hereto: (i) no issuer of Collateral has outstanding any security convertible into or exchangeable for any shares of its capital stock or any of its membership interests, partnership interests or other equity or ownership interests or any warrant, option, convertible security, instrument or other interest entitling the holder thereof to acquire any such shares or interests or any security convertible into or exchangeable for such shares or interests; (ii) there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of such shares of its capital stock or any of its membership interests, partnership interests or other equity or ownership interests; (iii) there are no Liens or agreements, arrangements or obligations to create or give any Lien relating to any such shares of capital stock or any such membership interests, partnership interests or other equity or ownership interests, other than the Security Interests; and (iv) except for any Applicable Insurance Regulations and any applicable federal securities laws and blue sky laws and similar laws with respect to First-Tier Foreign Subsidiaries as in effect in their jurisdiction of organization, there are no restrictions on the transferability of any Pledged Equity Interests to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent or any other Secured Party.

(e) No Pledgor is now or will become a party to or otherwise bound by any agreement, other than this Agreement and the other Loan Documents, which restricts in any adverse manner the rights of the Administrative Agent or any other present or future holder of any Collateral with respect thereto.

Section 3.05 No Consents. No consent of any other Person (including, without limitation, any stockholder or creditor of such Pledgor or any of its Subsidiaries) and no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority is required to be obtained by such Pledgor in connection with the execution, delivery or performance of this Agreement, or in connection with the exercise of the rights and remedies of the Administrative Agent and the other Secured Parties pursuant to this Agreement, except as may be required to perfect the Security Interests or in connection with the disposition of the Collateral by Laws affecting the offering and sale of securities generally and except for approvals required pursuant to the Applicable Insurance Regulations in connection with any Sale Transfer of any Pledged Equity Interests of any Regulated Insurance Company.

Section 3.06 Pledgor Information.

(a) Schedule 3.06(a) sets forth under the appropriate headings: (i) the full legal name of such Pledgor; (ii) all trade names or other names under which such Pledgor currently conducts business; (iii) the type of organization of such Pledgor; (iv) the sole jurisdiction of organization of such Pledgor; (v) its organizational identification number, if any; and (vi) the addresses where the chief executive office and its places of business are located. All books and records concerning such Pledgor’s Collateral are located at its chief executive office at the address set forth on Schedule 3.06(a).

12

(b) Except as provided on Schedule 3.06(b), such Pledgor has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate or organizational structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years.

(c) Such Pledgor has not, within the last five (5) years, become bound (whether as a result of merger or otherwise) as debtor under a security agreement, pledge agreement or other collateral document entered into by another Person, which has not heretofore been terminated other than this Agreement.

ARTICLE IV

COVENANTS

Each Pledgor covenants and agrees with the Administrative Agent that, until the Discharge of Secured Obligations, each Pledgor will comply with the following:

Section 4.01 Delivery of Collateral.

(a) All Proceeds of Collateral shall be Delivered to and held by or on behalf of the Administrative Agent, and all certificates or instruments representing Collateral shall be delivered to and held by or on behalf of the Administrative Agent, together with undated instruments of transfer or assignment duly executed in blank (or an endorsement duly executed in blank); provided that, so long as no Event of Default shall have occurred and be continuing, each Pledgor may retain any Collateral which it is otherwise entitled to receive and retain pursuant to Section 5.01. The Administrative Agent shall have the right upon the occurrence and during the continuance of any Event of Default, and upon notice to the applicable Pledgor, to cause any or all of the Collateral to be transferred of record into the name of the Administrative Agent or its nominee. All Collateral delivered hereunder (including pursuant to the immediately preceding sentence) shall be accompanied by any required transfer tax stamps.

(b) Notwithstanding anything herein to the contrary, each Pledgor agrees that all Pledged Equity Interests (other than with respect to the Pledged Equity Interests of First-Tier Foreign Subsidiaries to the extent not otherwise certificated) shall be evidenced by certificates of ownership and, to the extent that any such Pledged Equity Interest is not so evidenced, then the applicable Pledgor shall immediately cause such Pledged Equity Interests to become certificated and (if applicable) take such actions as are required pursuant to Section 4.05, and then, once certificated, shall cause such certificate(s) to be immediately delivered to the Administrative Agent or its nominee or custodian.

Section 4.02 Additional Collateral.

(a) Such Pledgor will cause each issuer of the Collateral that is a Subsidiary of such Pledgor not to issue any stock, other securities, limited liability company membership interests, partnership interests, or other equity interests or instruments in addition to or in substitution for the Pledged Equity Interests issued by such issuer (in each case to the extent that such items constitute Collateral), except to such Pledgor.

(b) In the event that (a) Pledgor obtains any Pledged Equity Interests of any Person or (b) any issuer of Collateral at any time issues any additional or substitute stock, other securities, limited liability company membership interests, partnership interests, joint venture interests or other equity or ownership interests or instruments to such Pledgor, in each case, that do not constitute Excluded Property, then, in each case, such Pledgor will accept the same in trust for the benefit of the Administrative Agent and the other Secured Parties and will, within three (3) Business Days (i) Deliver all such items (including

13

any additional or new or substitute Pledged Equity Interests and any certificates and any instruments) (in each case to the extent that such items represents or constitutes Collateral) to the Administrative Agent to hold as Collateral hereunder, and (ii) deliver to the Administrative Agent a certificate executed by an authorized officer of such Pledgor describing such Pledged Equity Interests, attaching such supplements to Schedules I through IV hereto as are necessary to cause such Schedules to be complete and accurate at such time and certifying that such Pledged Equity Interests have been duly pledged to the Administrative Agent hereunder. Each Pledgor hereby authorizes the Administrative Agent to attach each such supplement to this Agreement and agrees that all Pledged Equity Interests listed on any such supplement delivered to the Administrative Agent shall for all purposes hereunder be considered Collateral.

Section 4.03 Disposition of Collateral. Such Pledgor will not (a) sell, exchange, assign or otherwise Dispose of, or grant any option with respect to, any Collateral (nor permit any of the foregoing to occur) or (b) create or suffer to exist any Lien on any Collateral (nor permit any of the foregoing to occur), except, in each case with respect to clauses (a) and (b) above, as expressly permitted under the Credit Agreement.

Section 4.04 Change of Name, Identity, Structure or Location. Such Pledgor shall give prompt written notice to the Administrative Agent (and in any event not later than 15 days prior to any change described below in this Section 4.04) of: (i) any change in the location of such Pledgor’s chief executive office or principal place of business; (ii) any change in the location of books and records pertaining to the Collateral owned by such Pledgor; (iii) any change in such Pledgor’s name; (iv) any changes in such Pledgor’s identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; (v) any change in such Pledgor’s jurisdiction of organization; and (vi) any change in such Pledgor’s registration as an organization (or any new such registration).

Section 4.05 UCC Article 8. Such Pledgor will take all actions necessary to cause the limited liability company agreement, operating agreement, partnership agreement or similar governing document of each issuer of Pledged Equity Interests to provide specifically at all times that: (i) each Pledged Equity Interest is a security and shall be governed by Article 8 of the applicable UCC; (ii) each certificate representing a Pledged Equity Interest shall bear a legend to the effect that such membership, partnership or other interest (as applicable) is a security and is governed by Article 8 of the applicable UCC; and (iii) no consent of any member, manager, partner or other Person shall be a condition to the admission as a member or partner, as applicable, of the issuer of any transferee (including the Administrative Agent) that acquires ownership of any Pledged Equity Interest as a result of the exercise by the Administrative Agent of any remedy hereunder or under applicable law.

Section 4.06 Further Actions.

(a) Such Pledgor shall execute and deliver to the Administrative Agent, as the Administrative Agent may reasonably request, and each Pledgor hereby authorizes the Administrative Agent to file (with or without such Pledgor’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to the Administrative Agent, to effect a transfer of a perfected first priority lien on and security interest in and pledge of the Collateral owned by such Pledgor to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the UCC and to continue perfected, maintain the priority of or provide notice of the security interest of the Administrative Agent in the Collateral. Each Pledgor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of the Collateral consisting of Investment Property if requested by the Administrative Agent. All of the foregoing shall be at the sole cost and expense of the Pledgors.

14

(b) Without limiting the foregoing, such Pledgor shall, from time to time at its expense, take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral owned by such Pledgor as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral owned by such Pledgor, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of control agreements, all in form and substance reasonably satisfactory to the Administrative Agent and in such offices wherever required by Law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral owned by such Pledgor as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Collateral owned by such Pledgor. All of the foregoing shall be at the sole cost and expense of the Pledgors.

Section 4.07 Information Regarding Collateral. Such Pledgor will, promptly upon request, provide to the Administrative Agent all information and evidence it may reasonably request concerning the Collateral to enable the Administrative Agent to enforce the provisions of this Agreement.

Section 4.08 Protect Collateral. Such Pledgor will warrant and defend the rights and title herein granted onto the Administrative Agent, on behalf of the Secured Parties, in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands (other than Permitted Liens) of all Persons whomsoever.

ARTICLE V

DISTRIBUTIONS ON COLLATERAL; VOTING; CERTAIN PROVISIONS CONCERNING

PLEDGED EQUITY INTERESTS

Section 5.01 Right to Receive Distributions on Collateral; Voting.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting, management, administration and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Loan Documents; provided, however, that no Pledgor shall in any event exercise or refrain from exercising any such rights in any manner if such action would violate or be inconsistent with any of the terms of this Agreement, any other Loan Document, or would have the effect of impairing the position or interests of the Administrative Agent hereunder or thereunder, or could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all dividends, interest, principal, distributions, cash, instruments, property and other payments and distributions paid on, or made upon or in respect of, the Collateral, but only if and to the extent that such dividends, interest, distributions, principal, cash, instruments, property, payments and distributions are paid, made or distributed in accordance with the terms and conditions of the Credit Agreement, the other Loan Documents

15

and applicable Laws; provided, however, that, to the extent not constituting Excluded Property, any and all:

(A) dividends, interest and other payments and distributions paid or payable, in each case, other than in cash in respect of, and instruments and other noncash property received, receivable or otherwise distributed in respect of, or in exchange for, or in redemption of, any Collateral;

(B) dividends, interest and other payments and distributions paid or payable, in each case, other than in cash in respect of, and instruments and other noncash property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus;

(C) stock, securities, limited liability company interests, partnership interests, other equity or ownership interests, promissory notes or other instruments or property paid, received or distributed in respect of any Pledged Equity Interests by way of share-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(D) stock, securities, limited liability company interests, partnership interests, other equity or ownership interests, promissory notes or other instruments or noncash property paid, received or distributed in respect of the Collateral by reason of any consolidation, merger, exchange of shares, exchange for Pledge Equity Interests or any part thereof, redemption thereof, conveyance of assets, liquidation or similar reorganization;

shall be promptly (and in any event within three (3) Business Days) Delivered to the Administrative Agent or its nominee or custodian to hold as Collateral hereunder and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent and the other Secured Parties, be segregated from the other property or, if applicable, funds of such Pledgor and shall be promptly (and in any event within two (2) Business Days) Delivered, in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent) to the Administrative Agent or its nominee or custodian to hold as Collateral.

(iii) The Administrative Agent shall, upon receiving a written request from any Pledgor accompanied by a certificate signed by an authorized officer of such Pledgor stating that no Event of Default has occurred and is continuing, execute and deliver (or cause to be executed and delivered) to such Pledgor or as specified in such request all proxies, powers of attorney, consents, ratifications and waivers and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.01(a)(i) and to receive the dividends, interest, principal, distributions, cash, instruments, property or other payments or distributions which it is authorized to receive and retain pursuant to Section 5.01(a)(ii) in respect of any of the Collateral which is registered in the name of the Administrative Agent or its nominee.

(b) Upon the occurrence and during the continuance of any Event of Default:

16

(i) All rights of each Pledgor to exercise the voting, management, administration and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5.01(a)(i) shall immediately cease, and, subject to the Applicable Insurance Regulations, all such rights shall thereupon become vested in the Administrative Agent, who shall thereupon have the sole right to exercise such voting and other consensual rights, and such Pledgor shall take all actions as may be necessary or appropriate to effect such right of the Administrative Agent.

(ii) All rights of each Pledgor to receive the dividends, interest, principal, distributions, cash, instruments, property and other payments and distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.01(a)(ii) shall immediately cease, and, subject to the Applicable Insurance Regulations, all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, interest, principal, distributions, cash, instruments, property and other payments and distributions.

(c) All dividends, interest, principal, distributions, cash, instruments, property and other payments and distributions which are received by any Pledgor contrary to the provisions of Section 5.01(b)(ii) shall be received in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Pledgor and shall immediately be Delivered or otherwise paid over or delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may request in order to permit the Administrative Agent to exercise the voting, management, administration and other consensual rights which it may be entitled to exercise pursuant to Section 5.2(b)(i) and to receive all dividends, interest, principal, distributions, cash, instruments, property and other payments and distributions which it may be entitled to receive under Section 5.2(b)(ii).

Section 5.02 Certain Agreements of Pledgors As Issuers and Holders of Pledged Equity Interests.

(a) In the case of each Pledgor which is an issuer of any Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, member or shareholder, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Collateral in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of any Event of Default, to the transfer of such Collateral to the Administrative Agent or its nominee or custodian and to the substitution of the Administrative Agent or its nominee or custodian as a substituted partner, member or shareholder in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, member or shareholder, as the case may be.

ARTICLE VI

GENERAL AUTHORITY; REMEDIES

17

Section 6.01 General Authority. Each Pledgor hereby irrevocably appoints the Administrative Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Pledgor, Administrative Agent or otherwise, for the sole use and benefit of the Administrative Agent, but at such Pledgor’s expense, to the extent permitted by Law, to exercise at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral; such power, being coupled with an interest and is irrevocable until the Discharge of Secured Obligations:

(i) to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Agreement;

(ii) to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments taken or received by such Pledgor as, or in connection with, the Collateral;

(iii) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;

(iv) to commence, settle, compromise, compound, prosecute, defend or adjust any claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(v) to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof;

(vi) to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto;

(vii) to vote all or any part of the Pledged Equity Interests (whether or not transferred into the name of the Administrative Agent) and give all consents, waivers and ratifications in respect of the Collateral; and

(viii) to do, at its option, but at the expense of the Pledgors, at any time or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 6.02 Remedies upon Event of Default.

(a) If any Event of Default has occurred and is continuing, the Administrative Agent may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Secured Obligations (including, without limitation, the right to give instructions or a notice of sole control to an issuer subject to an Issuer Control Agreement): (i) exercise all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any Pledgor or any other Person (all of which demands and/or notices are hereby waived by each Pledgor), (A) apply all cash, if any, then held by it as Collateral as specified in Section 6.07 and (B) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full or cannot be so applied for any reason or if the Administrative Agent determines to do so, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give

18

an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof in one or more parcels (which need not be in round lots) at public or private sale or at broker’s board or on any securities exchange, at any office of the Administrative Agent or elsewhere in such manner as is commercially reasonable and as the Administrative Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Administrative Agent may deem reasonably satisfactory.

(b) If any Event of Default has occurred and is continuing, the Administrative Agent shall give each Pledgor not less than 10 days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market. Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof being sold, will first be offered for sale, (iii) in the case of a private sale, state the day after which such sale may be consummated, (iv) contain the information specified in Section 9-613 of the UCC, (v) be authenticated and (vi) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of Law under the UCC. The Administrative Agent and each Pledgor agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC. Except as otherwise provided herein, each Pledgor hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Administrative Agent’s taking possession or disposition of any of the Collateral.

(c) The Administrative Agent may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). Each Pledgor will execute and deliver such documents and take such other action as the Administrative Agent deems necessary or reasonably advisable in order that any such sale may be made in compliance with Law. Upon any such sale, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind. Any such public sale shall be held at such time or times within ordinary bankers hours and at such place or places as the Administrative Agent may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine. The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.

(d) The Administrative Agent shall have no obligation to marshal any of the Collateral.

Section 6.03 Securities Act. In view of the position of the Pledgors in relation to the Collateral, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being herein called the

19

“Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable blue sky or other state securities laws or similar Law analogous in purpose or effect. Without limiting the generality of the foregoing, the provisions of this Section 6.03 would apply if, for example, the Administrative Agent were to place all or any part of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Collateral for its own account, or if the Administrative Agent placed all or any part of the Collateral privately with a purchaser or purchasers.

Accordingly, each Pledgor expressly agrees that the Administrative Agent is authorized, in connection with any sale of any Collateral, if it deems it advisable so to do, (i) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral, (ii) to cause to be placed on certificates for any or all of the Collateral or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act of 1933 and may not be disposed of in violation of the provision of said Act and (iii) to impose such other limitations or conditions in connection with any such sale as the Administrative Agent deems necessary or advisable in order to comply with said Act or any other Law. Each Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as the Administrative Agent deems necessary or reasonably advisable in order that any such sale may be made in compliance with the Securities Act of 1933 and all other applicable Laws. Each Pledgor acknowledges and agrees that such limitations may result in prices and other terms less favorable to the seller than if such limitations were not imposed, and, notwithstanding such limitations, agrees that any such sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private, it being the agreement of the Pledgors and the Administrative Agent that the provisions of this Section 6.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells the Collateral. The Administrative Agent shall be under no obligation to delay a sale of any Collateral for a period of time necessary to permit the issuer of any securities contained therein to register such securities under the Federal Securities Laws, or under applicable state securities laws, even if the issuer would agree to do so.

Section 6.04 Other Rights of the Administrative Agent.

(a) If any Event of Default has occurred and is continuing, the Administrative Agent, instead of exercising the power of sale conferred upon it pursuant to Section 6.02, may exercise any rights and remedies at law and/or in equity, and may proceed by a suit or suits at Law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Administrative Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.

(b) If any Event of Default has occurred and is continuing, the Administrative Agent shall, to the extent permitted by applicable Law, without notice to any Pledgor or any party claiming through any Pledgor, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the Secured Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to

20

the appointment of a receiver or receivers (who may be the Administrative Agent) of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Administrative Agent, and each Pledgor irrevocably consents to the appointment of such receiver or receivers and to the entry of such order.

Section 6.05 Limitation on Duty of Administrative Agent in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall not have any duty to exercise any rights or take any steps to preserve the rights of any Pledgor in the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Administrative Agent be liable to any Pledgor or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision. Each Pledgor agrees to the extent it may lawfully do so that the Administrative Agent shall at no time be required to, nor shall the Administrative Agent be liable to any Pledgor for any failure to, account separately to any Pledgor for amounts received or applied by the Administrative Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement. Without limiting the foregoing, the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, and (i) shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Administrative Agent in good faith (absent gross negligence and willful misconduct) or (ii) shall not have any duty or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters.

Section 6.06 Waiver and Estoppel.

(a) Each Pledgor agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and each Pledgor hereby waives all benefit or advantage of all such Laws to the extent permitted by Law.

(b) Each Pledgor, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.

(c) Each Pledgor waives, to the extent permitted by applicable Law, presentment, demand, protest, promptness, diligence, and any notice of any kind (except the notices expressly required hereunder or in the other Loan Documents) in connection with this Agreement and any action taken by the Administrative Agent with respect to the Collateral.

21

(d) Each Pledgor waives, to the extent permitted by Law, all claims, damages and demands against the Administrative Agent arising out of the repossession, retention, sale or application of proceeds of any sale of the Collateral.

(e) Each Pledgor waives, to the extent permitted by Law, and agrees not to assert any right to require the Administrative Agent to proceed against any other Pledgor, any guarantor or any other Person, to proceed against or exhaust any collateral or other security held for the Secured Obligations (except to the extent required by applicable Law), to give notice of or institute any public or private sale, foreclosure, or other disposition of any collateral or security for the Secured Obligations, including to comply with applicable provisions of the UCC or any equivalent provision of any other applicable Law in connection with the sale, foreclosure, or other disposition of any collateral or to pursue any other right, remedy, power or privilege of the Administrative Agent whatsoever, or give any Pledgor any other notice with respect to the foregoing, except, in each case as expressly required hereunder or in the other Loan Documents.

(f) Each Subsidiary Pledgor waives, to the extent permitted by law, all suretyship rights and defenses.

Section 6.07 Application of Proceeds. The proceeds of any sale of, or other realization upon, all or any part of the Collateral by or on behalf of the Administrative Agent (including any proceeds received and held pursuant to Section 5.01) shall be applied as provided in Section 2.18(b) of the Credit Agreement. It is understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Secured Obligations.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be given in accordance with Section 9.01 of the Credit Agreement, and with respect to GMAC Insurance Management Corporation at the address set forth below:

GMAC Insurance Management Corporation

500 West 5th Street

Winston-Salem, NC 27101-2728

Attention: Chief Financial Officer

Facsimile No: (336) 435-0403

Section 7.02 No Waivers; Non-Exclusive Remedies. No failure or delay on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement or any other Loan Document or any other document or agreement contemplated hereby or thereby and no course of dealing between the Administrative Agent and any of the Pledgors shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder or under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the other Loan Documents are cumulative and are not exclusive of any other remedies provided by Law. Without limiting the foregoing, nothing in this Agreement shall impair the right of the Administrative Agent to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of any of the Secured Obligations. Each Pledgor agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a

22

participation in any Secured Obligation, whether or not acquired pursuant to the terms of any applicable Loan Document, may exercise rights of set-off or counterclaim or other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Pledgor in the amount of such participation.

Section 7.03 Compensation and Expenses of the Administrative Agent; Indemnification.

(a) Expenses. The Pledgors, jointly and severally, agree (i) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and any amendment, waiver, consent or other modification of the provisions hereof (whether or not the transactions contemplated hereby are consummated), and the consummation of the transactions contemplated hereby, including all fees, disbursements and other charges of counsel for the Administrative Agent, (ii) to pay or reimburse the Administrative Agent and the other Secured Parties for all taxes which the Administrative Agent or such other Secured Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes) or to free any of the Collateral from the lien thereof and (iii) to pay or reimburse the Administrative Agent and the other Secured Parties for all out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, collection or preservation of any rights and remedies under this Agreement (including all such costs and expenses incurred during any “workout”, negotiations or restructuring in respect of the Secured Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Laws), including all reasonable fees, charges and disbursements of any counsel (including the allocated charges of internal counsel); provided, however, that the Pledgors’ obligations under this Section 7.03(a) to pay fees, disbursements and other charges of counsel for the Administrative Agent and the other Secured Parties shall be limited to fees, disbursements and other charges of (A) one firm as counsel for the Administrative Agent and (B) one additional firm as counsel for the other Secured Parties, (C) if necessary, one special counsel for the Administrative Agent for each relevant specialty and one local or foreign counsel for the Administrative Agent in each applicable jurisdiction and (D) additional counsel as the Administrative Agent or any Secured Party or group of Secured Parties reasonably determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the other Secured Parties and the costs of independent public accountants and other outside experts retained by or on behalf of the Administrative Agent. The agreements in this Section 7.03(a) shall survive the Discharge of Secured Obligations.

(b) Protection of Collateral. If any Pledgor fails to comply with the provisions of any Loan Document, such that the value of any Collateral or the validity, perfection, rank or value of the Security Interests are thereby diminished or put at risk, the Administrative Agent may, but shall not be required to, effect such compliance on behalf of such Pledgor, and the Pledgors shall reimburse the Administrative Agent for the costs thereof within ten (10) days of receipt of a reasonably detailed written invoice therefor. Any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the Pledgors. If any Pledgor fails to promptly pay any portion thereof when due, the Administrative Agent may, at its option, but shall not be required to, pay the same and the Pledgors agree to reimburse the Administrative Agent therefor on demand. All sums so paid or incurred by the Administrative Agent for any of the foregoing and any and all other sums for which any Pledgor may become liable hereunder and all costs and expenses (including attorneys’ fees, legal expenses and court costs) reasonably incurred by the Administrative Agent in enforcing or protecting the Security Interests or

23

any of their rights or remedies under this Agreement, shall, together with interest thereon until paid at the rate applicable to interest at the highest rate applicable under the Loan Documents in respect of overdue obligations, be additional Secured Obligations.

(c) Indemnification. Each Pledgor, jointly and severally, agrees to indemnify, save and hold harmless each Indemnitee from and against: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following the Discharge of Secured Obligations or the replacement of the Administrative Agent) be asserted or imposed against any Indemnitee, arising out of or in any way relating to or arising out of the ownership, purchasing, delivery, control, acceptance, financing, possession, sale, return or other disposition of the Collateral, any violation of Laws or any tort or contract claim; (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities (including liabilities under indemnities), losses, penalties, damages, costs and expenses (including fees, disbursements and other charges of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action or cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action or cause of action, or proceeding; provided that no Indemnitee shall be entitled to indemnification for any such claim, demand, action, cause of action, proceeding, liabilities, losses, penalties, damages, costs or expenses to the extent such claim, demand, action, cause of action, proceeding, liabilities, losses, penalties, damages, costs or expenses is determined by a court of competent jurisdiction in a final non-appealable judgment to have been caused directly by such Indemnitee’s own gross negligence or willful misconduct; provided, further, that the Pledgors’ obligation under this Section 7.03(c) to pay fees, disbursements and other charges of counsel shall be limited to fees, disbursements and charges of (A) one counsel to the Administrative Agent and one counsel to the other Indemnitees taken as a whole, (B) in the case of any actual or potential conflict of interest, one counsel for such affected Indemnitee or group of Indemnitees, (C) if necessary, one special counsel for each relevant specialty, and (D) if necessary, one local or foreign counsel in each applicable jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.03(c) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Pledgor, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(d) Damage Waiver. To the extent permitted by applicable Law, no Pledgor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, the Loans or the use of the proceeds of the Loans.

(e) Payment of Amounts Due. All amounts due under this Section 7.03 shall be payable not later than fifteen (15) days after written demand therefor, which demand shall be accompanied by supporting documentation for such amounts.

(f) Survival. Without prejudice to the survival of any other agreement of the Pledgors hereunder and under the other Loan Documents, the agreements and obligations of the Pledgors contained in this Section 7.03 shall survive the Discharge of Secured Obligations and the termination of this Agreement.

24

Section 7.04 Amendments and Waivers. No provision of this Agreement may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by each Pledgor and the Administrative Agent; provided, however, that the addition or release of any Pledgor hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any Pledgor other than the Pledgor so added or released and it being further understood and agreed that any supplement to Schedules I through IV hereto delivered pursuant to Section 4.02 shall not require the consent of any Pledgor or the Administrative Agent. No waiver of any term, covenant or provision of this Agreement shall be effective unless given in writing by the Administrative Agent. Any amendment, modification or supplement of or to, or any waiver of, any provision of this Agreement in each case (if so given in accordance with the forgoing in this subsection) shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 7.05 Successors and Assigns; Assignments. This Agreement shall be binding upon and inure to the benefit of each Pledgor, the Administrative Agent and their respective successors and assigns. No Pledgor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by any Pledgor without the prior express written consent of the Administrative Agent shall be null and void. In the event of an assignment of all or any of the Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.

Section 7.06 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(b) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

(c) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement or any

25

other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.08 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the other Secured Parties constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.09 Additional Pledgors. It is understood and agreed that any New Subsidiary that is required by Section 5.11 of the Credit Agreement to execute a counterpart of this Agreement after the date hereof shall automatically become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor hereunder by executing a Joinder Agreement and delivering the same to the Administrative Agent. Concurrently with the execution and delivery of such Joinder Agreement, such New Subsidiary shall take all such actions and deliver to the Administrative Agent all such certificates, instruments, documents and agreements as such New Subsidiary would have been required to deliver to the Administrative Agent on or prior to the date of this Agreement had such New Subsidiary been a party hereto on the date of this Agreement, including those required pursuant to Section 5.11 of the Credit Agreement. Such additional materials shall include, among other things, supplements to Schedules I, II, III and IV hereto (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the Joinder Agreement of such New Subsidiary, each of Schedules I, II, III and IV hereto is true, complete and correct with respect to such New Subsidiary as of the effective date of such Joinder Agreement. The execution and delivery of any such Joinder Agreement, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

26

Section 7.10 Termination. When the Discharge of Secured Obligations shall occur, the Security Interests shall terminate. Upon any such termination of the Security Interests, the Administrative Agent will, promptly after request by the Pledgors, and at the sole cost and expense of any Pledgor, execute and deliver to the applicable Pledgor such documents as such Pledgor shall reasonably request to evidence the termination of the Security Interests. Any such documents shall be without recourse to or warranty by the Administrative Agent.

Section 7.11 Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 7.04; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor other than Discharge of Secured Obligations.

[Signature Pages Follow]

27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

PLEDGORS:

AMERICAN CAPITAL ACQUISITION CORPORATION

By
Name:
Title:

GMAC INSURANCE MANAGEMENT CORPORATION

By:
Name:
Title:

INTEGON INDEMNITY CORPORATION

By:
Name:
Title:

[Signature to Pledge Agreement]

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature to Pledge Agreement]

EXHIBIT A

to Pledge Agreement

FORM OF ISSUER CONTROL AGREEMENT

This CONTROL AGREEMENT, dated as of [            ], 20[            ] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Control Agreement”), by and among [PLEDGOR NAME], a [            ] (the “Pledgor”), JPMORGAN CHASE BANK, N.A., as administrative agent (together with its successor or assigns, the “Administrative Agent”), and [ISSUER NAME], a [            ] (together with its successors, the “Issuer”).

Reference is made to that certain Pledge Agreement, dated as of February 20, 2013 (as the same may be amended, amended and restated, supplemented or modified from time to time, the “Pledge Agreement”), by and among the Pledgor, the other pledgors party thereto, and the Administrative Agent, under which the Pledgor [will pledge] [has pledged] to the Administrative Agent, on behalf of the Secured Parties, and [will grant] [has granted] a security interest in favor of the Administrative Agent, on behalf of the Secured Parties, in, all right, title and interest of the Pledgor in, to and under any and all (i) Pledged LLC Interests, (ii) Pledged Partnership Interests and (iii) Pledged Other Equity Interests, in each case issued from time to time by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (all of such Pledged LLC Interests, Pledged Partnership Interests and Pledged Other Equity Interests being herein collectively referred to as the “Pledged Interests”) to secure the payment and performance of the Secured Obligations. Capitalized terms defined or otherwise used in the Pledge Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The Pledgor desires that the Issuer enter into this Agreement to perfect the security interest of the Administrative Agent, on behalf of the Secured Parties, in the Pledged Interests, to vest in the Administrative Agent control of the Pledged Interests and to provide for the rights of the parties under this Control Agreement.

Accordingly, the parties hereto agree as follows:

Section 1. Control by the Administrative Agent. The Pledgor hereby irrevocably agrees that, for so long as this Control Agreement remains in effect, the Administrative Agent shall have exclusive control (within the meaning of Section 8-106 of the UCC) of the Pledged Interests. In furtherance of such agreement, the Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, (i) to comply with any and all instructions (within the meaning of Section 8-102(a)(12) of the UCC) originated by the Administrative Agent regarding any or all of the Pledged Interests without further consent by the Pledgor or any other Person, and (ii) subject to the provisions of Section 2 hereof, (A) not to comply with any instructions regarding any or all of the Pledged Interests originated by any Person other than the Administrative Agent or a court of competent jurisdiction and (B) to distribute as instructed by the Administrative Agent redemptions, dividends, interest, principal, distributions, cash, instruments, property and other payments and distributions from time to time paid, made or distributed with respect to any Pledged Interests. In the case of any conflict between any instruction originated by the Administrative Agent and any instruction originated by any other Person, the Issuer shall comply only with the instruction originated by the Administrative Agent.

Exhibit A-4

Section 2. Maintenance of Pledged Interests. In addition to, and not in lieu of, the obligation of the Issuer to honor instructions and entitlement orders as agreed in Section 1 hereof, the Issuer and the Administrative Agent agree as follows:

(a) Subject to the rights of the Pledgor described herein, the Issuer agrees that, from and after the date hereof, the Pledged Interests shall be under the exclusive dominion and control of the Administrative Agent.

(b) Upon notice by the Administrative Agent, the Issuer shall notify the Pledgor that the Pledged Interests are subject to the sole control of the Administrative Agent and, thereafter, the Issuer will not accept any direction or instructions with respect to the Pledged Interests from any Person other than the Administrative Agent, unless otherwise ordered by a court of competent jurisdiction.

(c) Until such time as the Issuer receives a notice of sole control delivered by the Administrative Agent in accordance with Section 2(b) hereof, the Pledgor may exercise all voting rights pertaining to the Pledged Interests.

(d) Until such time as the Issuer receives a notice of sole control delivered by the Administrative Agent in accordance with Section 2(b) hereof, the Pledgor may direct the Issuer with respect to the distribution of redemptions, dividends, interest, principal, distributions, cash, instruments, property, and other payments and distributions on Pledged Interests.

Section 3. No Liability of Issuer. This Control Agreement shall not subject the Issuer to any obligation or liability except as expressly set forth herein. In particular, the Issuer need not investigate whether the Administrative Agent is entitled under the Pledge Agreement or otherwise to give an instruction or notice of sole control.

Section 4. Representations and Warranties of the Issuer. The Issuer hereby represents and warrants that:

(a) Except for the claims and interests of the Administrative Agent, the other Secured Parties and the Pledgor in the Pledged Interests, the Issuer does not know of any claim to, or interest in, any Pledged Interests. If any Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Pledged Interest, the Issuer will promptly notify the Administrative Agent and the Pledgor thereof.

(b) The security interest of the Administrative Agent in the Pledged Interests has been registered on the books and records of the Issuer.

(c) There are no other agreements entered into between the Issuer and the Pledgor with respect to the Pledged Interests, and the Issuer has not entered into, and until the termination of this Control Agreement will not enter into, any agreement with any other Person relating to the Pledged Interests pursuant to which it has agreed or will agree to comply with instructions originated by such other Person.

(d) This Control Agreement constitutes a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Exhibit A-5

(e) The pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Pledged Interests to the Administrative Agent, on behalf of the Secured Parties, does not violate the charter, by-laws, partnership agreement, operating agreement or any other agreement governing the Issuer or the Pledged Interests.

(f) Pledged Interests are fully-paid and nonassessable.

Section 5. Notices. All notices, requests or other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party:

(i)	in the case of the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

10 S. Dearborn, 9th floor

Chicago, IL 60603

Attention: Svetlana Skopcenko

Facsimile No.: (312) 386-7632

Telephone No.: (312) 325-3190

E-Mail Address: Svetlana.Skopcenko@chase.com

(ii)	in the case of the Pledgor, at:

[Name of Pledgor]

[Address]

Attention:

Facsimile No.:

Telephone No.:

E-Mail Address:

(iii)	in the case of the Issuer, at:

[Name of Issuer]

[Address]

Attention:

Facsimile No.:

Telephone No.:

E-Mail Address:

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this paragraph and confirmation of receipt is received, (ii) if given by mail, 48 hours after such communication is deposited, certified mail, return receipt requested, in the mails with appropriate first class postage prepaid, addressed as aforesaid or (iii) if given by other means, when delivered at the address specified in this paragraph. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given shall not affect the validity of notice given in accordance with this paragraph.

Section 6. Conflict with Other Agreements. In the event of any conflict between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail.

Exhibit A-6

Section 7. Amendments and Waivers. Any provision of this Control Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment, change, discharge, termination or waiver is in writing and is signed by the Administrative Agent, the Issuer and the Pledgor.

Section 8. Successors and Assigns. This Control Agreement shall be binding upon each of the parties hereto and inure to the benefit of the Administrative Agent and its successors and assigns. In the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the Indebtedness so assigned, may be transferred with such Indebtedness.

Section 9. Governing Law. This Control Agreement shall be construed in accordance with, and governed by, the law of the State of New York, without regard to principles of conflict of laws, other than Section 5-1401 of the General Obligations Law of the State of New York.

Section 10. Severability.

(a) All rights, remedies and powers provided in this Control Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Control Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Control Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(b) If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

Section 11. Counterparts; Effectiveness. This Control Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Control Agreement shall become effective when the Administrative Agent shall have received counterparts hereof executed by itself, the Issuer and the Pledgor. This Control Agreement may be transmitted and/or signed by facsimile or “PDF” file and if so transmitted or signed shall, subject to requirements of Law, have the same force and effect as a manually signed original and shall be binding on the Administrative Agent, the Issuer and the Pledgor.

[Signature Pages Follow]

Exhibit A-7

IN WITNESS WHEREOF, the parties hereto have caused this Control Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

PLEDGOR:	[PLEDGOR NAME]

By:
Name:
Title:

Exhibit A-8

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit A-9

ISSUER:	[ISSUER NAME]

By:
Name:
Title:

Exhibit A-10

EXHIBIT B

to Pledge Agreement

FORM OF JOINDER AGREEMENT

[Name of New Subsidiary]

[Address of New Subsidiary]

                                                 , 20

JPMorgan Chase Bank, N.A.

10 S. Dearborn, 9th floor

Chicago, IL 60603

Attention: Svetlana Skopcenko

Ladies and Gentlemen:

Reference is made to the Pledge Agreement, dated as of February 20, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”; unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Pledge Agreement), by American Capital Acquisition Corporation, a Delaware corporation (the “Borrower”), GMAC Insurance Management Corporation, a Delaware corporation and a Subsidiary of the Borrower (“GMAC Insurance Management Corporation”), and each other Subsidiary of the Borrower who may from time be a party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement. The New Pledgor acknowledges it has received a copy of the Pledge Agreement and that it has read and understands the terms thereof.

This Joinder Agreement supplements the Pledge Agreement and is delivered by the undersigned, [            ], a [            ] (the “New Pledgor”), pursuant to Section 7.09 of the Pledge Agreement.

The New Pledgor hereby agrees to be bound as a Pledgor to the Pledge Agreement by all of the terms, covenants and conditions set forth in the Pledge Agreement to the same extent that it would have been bound if it had been a signatory to the Pledge Agreement on the date of the Pledge Agreement. The Pledgor hereby agrees that each reference to a “Pledgor” or “Pledgors” or “Loan Party” or “Loan Parties” in the Pledge Agreement and the other Loan Documents shall include the Pledgor. Without limiting the generality of the foregoing, the New Pledgor hereby (i) grants to the Administrative Agent, on behalf of the Secured Parties, a security interest in, and hereby pledges and collaterally assigns to the Administrative Agent, on behalf of the Secured Parties, all of its right, title and interest in, to and under the Collateral, as security for the due and punctual payment and performance in full of all Secured Obligations, and (ii) expressly assumes all obligations and liabilities of a Pledgor under the Pledge Agreement. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Pledge Agreement.

Annexed hereto are supplements to each of the schedules to the Pledge Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Pledge Agreement.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED

AS OF THE DATE ABOVE FIRST WRITTEN BY:

JPMORGAN CHASE BANK, N.A. as the Administrative Agent

By:
Name:
Title:

[Schedules to be attached]